EXHIBIT 99.(a)(1)



AMENDED OFFERING CIRCULAR


                         FIRSTCITY FINANCIAL CORPORATION

                                OFFER TO EXCHANGE


      FOR EACH SHARE OF OUTSTANDING SPECIAL PREFERRED STOCK (AS HEREINAFTER DEFINED) TENDERED BY THE EXPIRATION DATE (AS HEREINAFTER DEFINED) THE EXCHANGING HOLDER WILL RECEIVE ONE SHARE OF THE NEW PREFERRED STOCK, $21 LIQUIDATION VALUE PER SHARE OF FIRSTCITY FINANCIAL CORPORATION.

                                   ----------

      THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON TUESDAY, SEPTEMBER 29, 1998, UNLESS THIS OFFER IS EXTENDED (THE "EXPIRATION DATE").

                                   ----------

      FirstCity Financial Corporation, a Delaware corporation ("FirstCity" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Exchange Offer (the "Exchange Offer") to exchange each share of its outstanding Special Preferred Stock, $.01 par value per share ("Special Preferred Stock"), for one share of the Company's New Preferred Stock, $.01 par value per share ("New Preferred Stock"). Currently, there are 849,777 shares of Special Preferred Stock outstanding and 1,073,704 shares of New Preferred Stock outstanding. As of August 28, 1998, there were approximately 50 record owners and 300 beneficial owners of Special Preferred Stock, and approximately 40 record owners and 400 beneficial owners of New Preferred Stock.

      SEE "SPECIAL FACTORS RELATED TO THE EXCHANGE OFFER" AND "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

      Subject to applicable law and the terms set forth in this Exchange Offer, the Company reserves the right to waive any and all conditions to the Exchange Offer, to extend or to terminate the Exchange Offer and otherwise amend the Exchange Offer in any respect. See "The Exchange Offer -- Conditions" and "-- Expiration; Extension; Termination; Amendment."

                                   ----------

      Tenders of Special Preferred Stock made pursuant to the Exchange Offer may be withdrawn prior to the Expiration Date.

      Holders of shares of Special Preferred Stock who elect to tender such shares for exchange pursuant hereto should do so in accordance with the procedures set forth herein and in the orange Letter of Transmittal. Holders of shares of Special Preferred Stock who elect NOT to tender such shares for exchange pursuant hereto should tender such shares for redemption by following the procedure set forth in the green Letter of Transmittal.

                                   ----------

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON



HOFS02...:\92\54892\0013\1848\SCHFINAL.FIL

                                                              EXHIBIT 99.(a)(1)



THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                               ----------

                             EXCHANGE AGENT

      American Stock Transfer & Trust Company (the "Exchange Agent") has agreed to provide services as exchange agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to 40 Wall Street, New York, New York 10005. Requests for assistance or additional copies of this Exchange Offer or the Letter of Transmittal should be delivered to the Company at 1021 Main, Suite 250, Houston, Texas 77002, Attention: Suzy Taylor, Vice President-Investor Relations.

           The date of this Exchange Offer is August 31, 1998.

                                IMPORTANT

      Any holder of Special Preferred Stock desiring to tender all or any portion of such holder's shares of Special Preferred Stock should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any other required documents to the Exchange Agent and either deliver the certificates for such shares of Special Preferred Stock to the Exchange Agent along with the Letter of Transmittal or deliver such shares of Special Preferred Stock pursuant to the procedures for book-entry transfer set forth in "The Exchange Offer -- Procedures for Tendering" or (2) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Holders whose shares of Special Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such shares of Special Preferred Stock. Any holder of shares of Special Preferred Stock who desires to tender shares of Special Preferred Stock and whose certificates for such shares of Special Preferred Stock are not immediately available or who cannot comply with the procedures for book entry transfer on a timely basis may tender such Special Preferred Stock by following the procedure for guaranteed delivery set forth in "The Exchange Offer -- Procedures for Tendering."

      NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF SHARES OF SPECIAL PREFERRED STOCK AS TO WHETHER TO TENDER OR TO REFRAIN FROM TENDERING SHARES OF SPECIAL PREFERRED STOCK. EACH HOLDER OF SHARES OF SPECIAL PREFERRED STOCK MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES OF SPECIAL PREFERRED STOCK AND, IF SO, THE NUMBER OF SHARES TO TENDER.

      NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS OF SHARES OF SPECIAL PREFERRED STOCK SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF SPECIAL PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS EXCHANGE OFFER OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                                       EXHIBIT 99.(a)(1)



      The information contained herein is presented as of September 21, 1998. If a material change occurs in the information contained herein prior to the Expiration Date, the Company shall disseminate promptly disclosure of such change to all holders of Special Preferred Stock.


      THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FROM, HOLDERS OF THE SHARES OF SPECIAL PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

      The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the shares of Special Preferred Stock. Regular employees of the Company, who will not receive additional compensation therefor, may solicit tenders from holders of shares of Special Preferred Stock.

                         ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Schedule 13E-3 (as amended, the "Schedule 13E-3") and a Schedule 13E-4 (as amended, the "Schedule 13E-4") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Exchange Offer. This Exchange Offer does not contain all the information set forth in the Schedule 13E-3 and the exhibits thereto and the Schedule 13E-4 and the exhibits thereto to which reference is hereby made for further information about the Company and the Exchange Offer.

      The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Information as of particular dates concerning the Company's directors and officers, their compensation and any material interest of such persons in transactions with the Company is set forth in the reports filed with the Commission. Such reports and other information may be inspected and copies may be obtained at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York, 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. If available, such information also may be accessed through the Commission's electronic data gathering analysis and retrieval System ("EDGAR") via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). In addition, the reports of, proxy and information statements filed pursuant to Sections 14(a) and 14(c) of the Exchange Act by, and other information concerning, FirstCity, whose securities are included in the National Association of Securities Dealers Automated Quotation System ("Nasdaq") and designated on the Nasdaq National Market, can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


      A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company 10-K"), a copy of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Company 10-Q"), a copy of the Company's Current Report on Form 8-K filed with the Commission on August 24, 1998, a copy of the Company's Current Report on Form 8-K filed with the Commission on August 28, 1998 and a copy of the Company's Current Report on Form 8-K filed with the Commission on September 11, 1998 are annexed hereto as Appendices A, B, D, E and F, respectively.

                                                       EXHIBIT 99.(a)(1)


                          CAUTIONARY STATEMENT

      The statements included in this Offering Circular regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, the uncertainties relating to industry and market conditions, such as availability of assets, increased competition for available assets, increased price competition as the industry in which the Company primarily operates matures, interest rates and the availability of financing, and other risks and uncertainties described in this Offering Circular and in the Company's other filings with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                                                      EXHIBIT 99.(a)(1)


                            TABLE OF CONTENTS

                                                                      PAGE

SUMMARY..............................................................  1
      The Company....................................................  1
      Background of the Exchange Offer...............................  1
      The Exchange Offer.............................................  2
      Conditions to the Exchange Offer...............................  2
      Structure, Timing and Effects of the Exchange Offer............  2
      Certain Federal Income Tax Considerations......................  2
      Terms of the New Preferred Stock...............................  3
      Certain Considerations.........................................  4

SPECIAL FACTORS RELATED TO THE EXCHANGE OFFER........................  4
      Background and Purposes of the Exchange Offer..................  4
      The Exchange Offer.............................................  5
      Position of the Board; Alternatives to the Exchange Offer......  6
      Fairness of the Exchange Offer.................................  7
      Consequences for Unexchanged Special Preferred Stock...........  8
      Absence of Financial Adviser...................................  8
      Nasdaq Quotation...............................................  8
      Interests in the Special Preferred Stock.......................  8
      Plans or Proposals of the Issuer...............................  8

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS............................  8
      Recapitalization...............................................  9
      Dividend Arrearages............................................  9
      Redemption Premium............................................. 10

RISK FACTORS......................................................... 10
      Risks Associated with Rapid Growth and Entry into New Businesses 10
      Continuing Need For Financing.................................. 10
      Risks of Securitization........................................ 11
      Impact of Changing Interest Rates.............................. 13
      Credit Impaired Borrowers...................................... 14
      Availability of Portfolio Assets............................... 14
      Availability of Net Operating Loss Carryforwards............... 14
      Assumptions Underlying Portfolio Asset Performance............. 15
      General Economic Conditions.................................... 15
      Risk of Declining Value of Collateral.......................... 16
      Government Regulation.......................................... 16
      Environmental Liabilities...................................... 17
      Competition.................................................... 17
      Risks Associated with Foreign Operations....................... 17
      Dependence on Independent Mortgage Brokers..................... 17
      Dependence on Automobile Dealership Relationships.............. 18
      Litigation..................................................... 18
      Relationship With and Dependence Upon Cargill.................. 18
      Dependence on Key Personnel.................................... 19
      Influence of Certain Shareholders.............................. 19
      Reliance on Systems; Year 2000 Issues.......................... 20

                                                      EXHIBIT 99.(a)(1)


      Anti-Takeover Considerations................................... 20
      Period to Period Variances..................................... 20
      Tax, Monetary and Fiscal Policy Changes........................ 20

THE EXCHANGE OFFER

General.............................................................. 21
      Terms of the Exchange Offer.................................... 21
      Conditions..................................................... 21
      Expiration; Extension; Termination; Amendment.................. 23
      Procedures for Tendering....................................... 24
      Delivery of Letters of Transmittal............................. 24
      Book-Entry Transfer............................................ 25
      Signature Guarantees........................................... 25
      Guaranteed Delivery............................................ 25
      Lost or Missing Certificates................................... 26
      Other Matters.................................................. 26
      Withdrawal of Tenders.......................................... 27
      Acceptance of Special Preferred Stock; Delivery of Tender
          Offer Consideration........................................ 27
      Fees and Expenses.............................................. 28
      Exchange Agent................................................. 28
      Appraisal Rights............................................... 28
      Miscellaneous.................................................. 28

FINANCIAL INFORMATION................................................ 29
      FirstCity Selected Historical Financial Data................... 29
      Ratio of Earnings to Fixed Charges and Earnings to Combined
           Fixed Charges and Preferred Stock Dividends............... 30

CAPITALIZATION....................................................... 31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS.................... 32

MARKET INFORMATION................................................... 32
            ......................................................... 32

DESCRIPTION OF THE OUTSTANDING CAPITAL
                          STOCK OF THE COMPANY....................... 33
      FirstCity Common Stock......................................... 33
      Special Preferred Stock........................................ 33
      New Preferred Stock............................................ 35

BUSINESS OF THE COMPANY.............................................. 36

MANAGEMENT OF FIRSTCITY.............................................. 36

PRINCIPAL STOCKHOLDERS OF FIRSTCITY.................................. 36

APPENDIX A Annual Report on Form 10-K for the year ended December 31, 1997. APPENDIX B Quarterly Report on Form 10-Q for the period ended June 30, 1998.

                                                       EXHIBIT 99.(a)(1)



APPENDIX C Form of Certificate of Designations of the New Preferred Stock. APPENDIX D Current Report on Form 8-K filed with the Commission on August 24, 1998.
APPENDIX E Current Report on Form 8-K filed with the Commission on August
28, 1998.
APPENDIX F Current Report on Form 8-K filed with the Commission on
September 11, 1998.

                                                       EXHIBIT 99.(a)(1)


                                 SUMMARY

      The following is a summary of certain information contained elsewhere in this Offering Circular and is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Offering Circular and the Appendices hereto. As used herein, unless the context otherwise requires, the "Company" and "FirstCity" refer to FirstCity Financial Corporation and its consolidated subsidiaries. Holders of the Company's shares of Special Preferred Stock are urged to read this Exchange Offer in its entirety prior to tendering any of their Special Preferred Stock.

The Company

      The Company is a diversified financial services company headquartered in Waco, Texas with over 100 offices throughout the United States and a presence in France, Asia and Mexico. The Company began operations in 1986 as a specialty financial services company focused on acquiring and resolving distressed loans and other assets purchased at a discount relative to the aggregate unpaid principal balance of the loans or the appraised value of the other assets ("Face Value"). To date, the Company has acquired, for its own account and through various affiliated partnerships, pools of assets or single assets (collectively referred to as "Portfolio Assets" or "Portfolios") with a Face Value of approximately $3.0 billion. In 1996, the Company adopted a growth strategy to diversify and expand its financial services business. To implement its growth strategy, the Company has acquired or established several businesses in the financial services industry, building upon its core strength and expertise as one of the earliest participants in the business of acquiring and resolving distressed financial assets and other assets. The Company's servicing expertise, which it has developed largely through the resolution of distressed assets, is a cornerstone of its growth strategy. Today the Company is engaged in three principal businesses: (i) residential and commercial mortgage banking, which is operated through FirstCity Financial Mortgage Corporation ("Mortgage Corp.") and FC Capital Corporation ("Capital Corp."); (ii) Portfolio Asset acquisition and resolution, which is operated through FirstCity Commercial Corporation ("Commercial Corp."); and (iii) consumer lending, which is operated through FirstCity Consumer Lending Corporation ("Consumer Corp.").


      As part of its ongoing management process, the Company continually evaluates the allocation of its capital and funding resources among these business lines. As a result of this process, the Company recently has determined to reduce its allocation of capital and funding to Mortgage Corp. and is in the process of implementing a strategy to effect such change. The Company also recently determined that it will be required to take a $10 to $14 million provision against income as a result of the effect of recent declines in mortgage interest rates on the carrying value of its mortgage servicing rights. Reference is made to the additional information contained in the Company's Current Report on Form 8-K filed with the Commission on August 28, 1998 and the Company's Current Report on Form 8-K filed with the Commission on September 11, 1998, copies of which are attached hereto as Appendix E and Appendix F.


Background of the Exchange Offer

      Formation of the Company. The Company was formed July 3, 1995 by the merger (the "J-Hawk Merger") of J-Hawk Corporation ("J-Hawk"), which was engaged in the asset acquisition, management and disposition business, with and into First City Bancorporation of Texas, Inc. ("FCBOT"), a bank holding company that had been engaged in a proceeding under Chapter 11 of the Bankruptcy Code since November 1992, following the closure of its bank subsidiaries by regulatory agencies. The J-Hawk Merger was accomplished pursuant to the Plan of Reorganization of FCBOT (the "Plan").

      As a result of the J-Hawk Merger, the former holders of common stock of J-Hawk received, in the aggregate, approximately 49.9 percent of the Company's outstanding Common Stock in exchange for

                                                      EXHIBIT 99.(a)(1)


their shares of J-Hawk common stock and approximately 50.1 percent of the Company's outstanding Common Stock was distributed among former security holders of FCBOT. The Company also issued, to certain former security holders of FCBOT, certain senior subordinated notes, the Special Preferred Stock and warrants to acquire common stock of FirstCity, and all of the debt and equity securities of FCBOT outstanding immediately prior to the consummation of the J-Hawk Merger were canceled.

      In connection with the J-Hawk Merger, certain assets of FCBOT (primarily real estate and real estate loans) were placed in the FirstCity Liquidating Trust (the "Trust") to be liquidated. The beneficiaries of the trust included FirstCity, which, under the trust agreement establishing the Trust, was entitled to receive sufficient amounts therefrom to pay principal and interest in respect to the senior subordinated notes, dividends and redemption value on the Special Preferred Stock and certain expenses. To the extent there were any proceeds remaining after satisfying such obligations, the Trust could make distributions to its other beneficiaries who were former holders of certain FCBOT securities.


      In June 1997, the Trust and FirstCity entered into a New Special Preferred Stock Distribution Agreement (the "Distribution Agreement") pursuant to which the Trust, in satisfaction of its obligations to FirstCity as holder of the Class A Certificate, made a lump sum distribution to FirstCity. In exchange, FirstCity agreed to pay when and as due any and all dividends on the Special Preferred Stock and to redeem the Special Preferred Stock when and as required. The Trust has no obligation to make any additional distributions to FirstCity, and the eventual liquidation of the Trust will have no impact on the Company or the holders of the New Preferred Stock. No agreements or arrangements exist between the Company and the Trust regarding the payment of dividends, redemption or any other rights in respect to the New Preferred Stock. See "Special Factors Related to the Exchange Offer -- Background and Purposes of and Alternatives to the Exchange Offer."


The Exchange Offer

      The Company is offering, upon the terms and subject to the conditions stated in this Offering Circular and the accompanying Letter of Transmittal, to exchange for each currently outstanding share of Special Preferred Stock tendered to the Company one share of the Company's New Preferred Stock. The Exchange Offer is being made for all of the outstanding shares of Special Preferred Stock.

      As of the date of this Exchange Offer, 849,777 shares of the Special Preferred Stock were outstanding and 1,073,704 shares of the New Preferred Stock were outstanding.

Conditions to the Exchange Offer


      The obligation of the Company to consummate the Exchange Offer is subject to certain conditions as described in this Exchange Offer, including, among others, the requirement that there shall not have occurred any change or development involving a prospective change in or affecting the business or financial affairs of the Company which, in the reasonable judgment of the board of directors of the Company (the "Board of Directors"), would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to the Company of the Exchange Offer.


Structure, Timing and Effects of the Exchange Offer

      The Exchange Offer was designed to provide FirstCity the opportunity to efficiently raise medium term capital. See "Special Factors Related to the Exchange Offer -- Background and Purposes of the Exchange Offer." In addition to permitting FirstCity to raise capital, the Exchange Offer permits existing preferred shareholders the ability to retain an investment in FirstCity through ownership of a security, the New Preferred Stock, with a longer term before maturity than the Special Preferred Stock.

                                                      EXHIBIT 99.(a)(1)


See "Special Factors Related to the Exchange Offer -- Position of the Board; Alternatives to the Exchange Offer" and "-- Background and Purposes of the Exchange Offer."

Certain Federal Income Tax Considerations

      For information concerning the federal income tax ramifications of the Exchange Offer to tendering holders of the Special Preferred Stock, see "Certain Federal Income Tax Considerations."

Terms of the New Preferred Stock

      Pursuant to the Exchange Offer, FirstCity is offering to exchange each outstanding share of Special Preferred Stock for one share of New Preferred. Each share of Special Preferred Stock not exchanged pursuant to the Exchange Offer will be redeemed at $21 per share plus accrued dividends on September 30, 1998. Following is a summary of the primary terms of the New Preferred Stock.

Dividends.................    Cumulative from the date of first issuance of the
                              New Preferred Stock (the "Issuance Date") at an annual rate of $2.10 per share (10% of redemption value per annum) payable quarterly on the last business day of March, June, September and December of each year commencing the last business day of the first full quarter following the Issuance Date.

Optional Redemption.......    After September 30, 2003, at the Company's option
                              at $21 per share, plus accrued dividends.

Scheduled Redemption......    September 30, 2005.

Rank......................    Company obligation; Subordinate to claims of the
                              Company's creditors including any debt currently outstanding or that may be issued or incurred by the Company in the future, senior to other series of preferred stock of the Company other than the Special Preferred Stock and prior to other equity securities of the Company. The Company expects that it will, from time to time, incur debt obligations to finance its business activities.
                              Any such indebtedness will be senior in priority to claims of the holders of New Preferred Stock.

Voting Rights.............    Nonvoting, unless dividends are in arrears in an
                              aggregate amount equal to six dividend quarters, then, voting as a class with all other shares of preferred stock, entitled to elect two directors.

Trading...................    Quoted on Nasdaq.

Taxes.....................    Dividends, if and when paid, are taxable, whether
                              paid in cash or additional shares of New Preferred
                              Stock, as ordinary income, but only to the extent of FirstCity's accumulated or current earnings and profits. Under current law, if a distribution by FirstCity is treated as a dividend, corporate stockholders may be entitled to claim a deduction equal to 70% of the dividend, subject to applicable limitations. For information concerning proposals to enact legislation which, if enacted, would affect the amount and availability of the dividends- received deduction, see "Certain
                              Federal Income Tax Considerations -- Dividend
                              Arrearages and Increase in Proportionate
                              Interest."

                                                        EXHIBIT 99.(a)(1)


      For further information with respect to the New Preferred Stock, see "Description of the Outstanding Capital Stock of the Company -- New Preferred Stock". For further information with respect to the Special Preferred Stock, see "Description of the Outstanding Capital Stock of the Company -- Special Preferred Stock."

      On August 27, 1998, the last trading day prior to public announcement of the Exchange Offer, the last sales price for the Special Preferred Stock reported on Nasdaq was $20.94 per share, and the last sales price for the New Preferred Stock reported on Nasdaq was $21.50 per share. See "Market Information -- Market Prices".

Certain Considerations

      Prior to deciding whether to tender in the Exchange Offer, beneficial owners of the Special Preferred Stock should consider all of the information contained in this Exchange Offer, especially the matters set forth in "Special Factors Related to the Exchange Offer" and "Risk Factors."


              SPECIAL FACTORS RELATED TO THE EXCHANGE OFFER

      In addition to the other information set forth in this Offering Circular and incorporated herein by reference, holders of Special Preferred Stock should carefully consider the following information.

Background and Purposes of the Exchange Offer


      Prior to consummation of the transactions contemplated by the Distribution Agreement described below, FirstCity was obligated to make payments of dividends and in respect of redemption to the holders of Special Preferred Stock only to the extent that it has received distributions from the Trust sufficient to pay such amounts. FirstCity had no other financial obligation on the Special Preferred Stock. FirstCity's claim against the Trust, under which it received payments to fund distributions to holders of the Special Preferred Stock was represented by FirstCity's ownership of the Class A Certificate of the Trust. The Class A Certificate was the most senior of the three classes of certificates issued by the Trust. The Trust's obligations under the Class A Certificate related to the Special Preferred Stock had to be satisfied before the Trust could make any distributions to any class of Certificate junior to the Class A Certificate.


      At the Trust's inception, it held substantial non-cash assets which, under the agreement establishing the Trust, were required to be converted to cash to meet the following obligations:

      1.    Repayment of borrowings incurred to complete the Plan
      2.    Expenses of administering the Plan
      3. Distributions under the Class A Certificate to meet the obligations of FirstCity to its Senior Subordinate note holders
      4. Distributions under the Class A Certificate to meet the dividend payment requirements of the Special Preferred Stock (the "Dividend Distribution Amount"), and
      5. Distributions under the Class A Certificate to meet the redemption payment requirements of the Special Preferred Stock (the "Redemption Distribution Amount")

At the inception of the Trust pursuant to the Plan, the parties to the Plan anticipated that approximately three years would be necessary to convert Trust assets to cash to a sufficient degree to assure sufficient cash flow to meet all of the Trust's obligations. However, cash collections were realized by the Trust in amounts greater than, and in advance of the timing, expected at the inception of the Trust. Under the terms of the Trust instrument, the Trust was required to distribute its cash to satisfy its obligations in accordance with the priorities described above.

                                                       EXHIBIT 99.(a)(1)




      In June 1997, when the last remaining material obligation of the Trust under the Class A Certificate was to pay the remaining Dividend Distribution Amount and the Redemption Distribution Amount, the Trust and FirstCity entered into the Distribution Agreement. Under the terms thereof, the Trust and FirstCity agreed to the effect that the Trust would make a lump sum distribution to FirstCity and thereupon would have met its distribution obligations to FirstCity as the holder of the Class A Certificate. With its obligation thus satisfied, the Trust would then be permitted to make distributions to the holders of Certificates junior to the claims of the Class A Certificate holder. The Distribution Agreement maximized the present value of the distributions by the Trust to holders of certificates junior to the Class A Certificate by allowing such distributions to commence in the third quarter of 1997 rather than after the redemption of the Special Preferred Stock on September 30, 1998.

      Also in June 1997, the Company commenced an offer to exchange each outstanding share of Special Preferred Stock for one share of New Preferred Stock (the "1997 Preferred Exchange Offer") pursuant to which 1,073,704 shares of Special Preferred Stock were exchanged for an equal number of shares of New Preferred stock, leaving 849,777 shares of Special Preferred Stock outstanding. The Company initiated the 1997 Preferred Exchange Offer for the purpose of deferring its obligation to redeem the Special Preferred Stock on September 30, 1998 by exchanging the Special Preferred Stock for New Preferred Stock, which is not scheduled to be redeemed until September 30, 2005. Pursuant to the Distribution Agreement:


      1. The Trust paid to FirstCity an amount equal to the product of $22.75 times the number of outstanding shares of Special Preferred Stock outstanding on June 30, 1997 (the "Special Preferred Redemption Amount").

      2. The Trust paid to FirstCity an amount equal to the product of $.7875 times the number of outstanding shares of Special Preferred Stock outstanding on June 30, 1997 (the "Special Preferred Dividend Amount").

      3. The Trust affirmed its obligations to FirstCity for certain indemnification obligations in favor of FirstCity under the terms of the Plan.

      4. FirstCity indemnified the Trust against any claims by holders of the Special Preferred Stock for account of non-payment by FirstCity of obligations to pay Special Preferred Dividends or to redeem the Special Preferred Stock at the designated redemption date.

      5. Of the amounts paid as described in item 1 above, $21,193,438, representing $24.94 per share of Special Preferred Stock not exchanged pursuant to the 1997 Preferred Exchange Offer (or 849,777 shares), was allocated to the Special Preferred Stock.


      The effect of the Distribution Agreement described above was to transfer to FirstCity, in exchange for payments from the Trust aggregating approximately $44 million, the Trust's obligations to FirstCity to make any additional distributions to FirstCity on account of the Special Preferred Stock. In exchange, FirstCity, in effect, agreed to pay when and as due any and all dividends on the Special Preferred Stock and to redeem the Special Preferred Stock when and as required by the Amended and Restated Certificate of Incorporation of FirstCity. The Trust has no obligation to make any additional distributions to FirstCity, and the eventual liquidation of the Trust will have no impact on the Company or the holders of the New Preferred Stock. No agreements or arrangements exist between the Company and the Trust regarding the payment of dividends, redemption or any other rights in respect of the New Preferred Stock.


The Exchange Offer

                                                       EXHIBIT 99.(a)(1)


      FirstCity believes that its proposal to exchange the Special Preferred Stock for the New Preferred Stock offers a continuing investment alternative that could be attractive to the existing holders of its Special Preferred Stock. The factors considered in proposing the terms of the exchange offer are intended to address certain factors that FirstCity believes could be important to the holders of Special Preferred Stock. Such factors include, but are not necessarily limited to, the following:


      1. The holders of the Special Preferred Stock who received their stock on July 3, 1995 pursuant to the terms of the Plan are likely to have substantial capital gains on the redemption date. Depending upon the tax status of the holder, such holders could have tax liability imposed under federal and state tax laws, reducing net proceeds from the redemption available for reinvestment following the redemption. The exchange of the Special Preferred Stock for New Preferred Stock will be a tax-free exchange under present federal tax laws. As such, the current holders of Special Preferred holders will effectively reinvest the total redemption amount of the Special Preferred Stock in the New Preferred Stock upon the Exchange.

      2. Because the New Preferred Stock is not mandatorily redeemable until September 30, 2005 and is not redeemable at the option of the Company until September 30, 2003, the current holders of Special Preferred Stock have the opportunity to extend their current investment in the Company at an attractive yield as compared to current market rates. By way of comparison, the New Preferred Stock offers a 10% yield relative to its redemption value while the yield for five-year U.S. treasury bonds was 4.58% as of September 18, 1998.

      3. Based on trading activity in the Special Preferred Stock since it was originally issued on July 3, 1995, and the prices at which it has traded, FirstCity believes that there are a substantial number of holders who have acquired their Special Preferred Stock at substantial premiums to the Redemption Amount of $21.00 per share. As a result, at maturity, such holders might realize a capital loss, the deduction of which could be limited under currently applicable tax laws. Through the exchange offer, FirstCity believes that such holder's basis and holding period in the Special Preferred Stock will become the basis and holding period of the New Preferred Stock affording the holder a longer time during which to trigger the recognition of the potential capital loss. This could permit a holder to offset the potential capital loss against other capital gains.


Position of the Board; Alternatives to the Exchange Offer


      The Board of Directors approved the Exchange Offer. All of the directors voted to approve the Exchange Offer other than Donald J. Douglass, James R. Hawkins, James T. Sartain and C. Ivan Wilson, each of whom holds shares of Special Preferred Stock and did not participate in the Board of Directors' vote on the Exchange Offer. The Board of Directors believes that the Exchange Offer is in the best interest of the Company and its stockholders because the Exchange Offer provides for FirstCity the opportunity to raise medium term capital efficiently by permitting it to retain and utilize capital received from the Trust and allocated to the Special Preferred Stock following the expiration of the 1997 Preferred Exchange Offer pursuant to the Distribution Agreement insofar as shares of the New Preferred Stock are exchanged for the Special Preferred Stock. The medium term capital received by the Company from the Trust in respect of the redemption value of the Special Preferred Stock was invested by the Company in its mortgage banking and Portfolio Asset acquisition and resolution businesses. In addition to permitting FirstCity to raise capital, the Exchange Offer permits holders of the Special Preferred Stock, which by its terms will be redeemed (if not exchanged for New Preferred Stock pursuant to this Exchange Offer) on September 30, 1998, the ability to retain an investment in the Company through ownership of the New Preferred Stock. The Company continually evaluates other proposals to raise

                                                       EXHIBIT 99.(a)(1)



capital either publicly or privately, including secured and unsecured subordinated term debt, convertible debt, perpetual preferred stock, trust preferred stock and by issuing limited life preferred stock. In the recent past, the Company has considered raising capital through an offering of a new series of limited life preferred stock and through an offering of trust preferred stock. In each case, the Company abandoned the offerings when it determined that due to uncertainties in the market for publicly-issued securities of financial services companies, it could not issue such securities on terms that were acceptable to the Company.

      As an alternative to raising capital through the public debt or equity markets, the Company has recently expanded the amounts available under its senior secured bank credit facilities. Pursuant to the revised credit facilities, the Company has increased its secured lines of credit from $50 million to $75 million and is in the process of negotiating approximately $20 million of additional capacity through amendments to the terms of the facility that set the borrowing base under the facility. To the extent that shares of Special Preferred Stock are not exchanged pursuant hereto, the Company expects to borrow under such credit facilities to redeem such shares. Among the various alternatives for raising capital considered, the Company believes the New Preferred Stock offers certain advantages over the other alternatives referenced above. Specifically, the holders of the Special Preferred Stock are already familiar with the Company and do not have to be introduced to the Company, its operations and prospects to the same extent as a prospective new lender or investor. In addition, the Company will conduct the Exchange Offer without the involvement of investment bankers, which will afford the Company the opportunity to retain the capital represented by the New Preferred Stock without incurring the significant fees and expenses normally associated with a public or private offering of securities. The Board of Directors further believes that the financial structure of the Company will be better suited to the Company's expected level of operations and profitability, and the Company will have greater flexibility to move forward with the growth and diversification of its business if the Exchange Offer is consummated because the exchange will result in a larger equity base upon which the Company will be able to leverage to build its investment activity and portfolio acquisitions and other specialty finance businesses.


      The decision to tender Special Preferred Stock pursuant to the Exchange Offer should be made by beneficial owners based upon individual investment objectives and other factors affecting such beneficial owners individually, including any federal, state, local or foreign tax consequences of tendering Special Preferred Stock pursuant to the Exchange Offer. Consequently, the Board of Directors is not making any recommendation to beneficial owners with respect to the Exchange Offer and has not authorized any person to make any such recommendations. Beneficial owners are urged to evaluate carefully all information contained in this Exchange Offer and to consult their own financial and tax advisers to make their own decisions concerning whether to tender Special Preferred Stock in the Exchange Offer. See "Special Factors Related to the Exchange Offer -- Certain Federal Income Tax Considerations," and " -- Fairness of the Exchange Offer."

Fairness of the Exchange Offer


      The Company believes that the Exchange Offer is fair from a financial point of view to the beneficial owners of Special Preferred Stock from a financial perspective. The Exchange Offer was approved by all of the directors of the Company other than Messrs. Hawkins, Sartain and Wilson, each of whom abstained from voting on the Exchange Offer, and Mr. Douglass, who did not attend the meeting of the Board of Directors at which the Exchange Offer was considered. The Exchange Offer was approved by a majority of the directors of the Company who are not employees of the Company.

      The factors considered by the Board of Directors in connection with the structuring of the Exchange Offer included the following:

                                                      EXHIBIT 99.(a)(1)



      (i) The liquidation and redemption preference of the Special Preferred Stock and the New Preferred Stock: The terms of the New Preferred Stock provide that the Company may not issue any other series of preferred stock with a liquidation or redemption preference senior to the New Preferred Stock. This provision, in the Board's view, ensures that the claims of the holders of New Preferred Stock will remain senior to the interests of any other equity holders of the Company.

      (ii) The relative maturities of the Special Preferred Stock and the New Preferred Stock and the tax consequences of the Exchange Offer: From the Company's perspective, extending the effective maturity of the Special Preferred Stock through the issuance of the New Preferred Stock would further reduce the Company's need to utilize its currently available liquidity to redeem the Special Preferred Stock at its maturity date of September 30, 1998. From the perspective of the holders of the Special Preferred Stock, the Exchange Offer should allow holders of the Special Preferred Stock the opportunity to continue their investment in the Company while deferring any tax liability associated with the redemption of the Special Preferred Stock.

      (iii) The dividend rate on the Special Preferred Stock and the New Preferred Stock: The dividend rate on the Special Preferred Stock is 15% per annum. The New Preferred Stock will carry a dividend rate of 10% per annum beginning October 1, 1998. The Special Preferred Stock dividend rate was determined in the overall context of the Plan formulated by the Company and did not necessarily represent market terms at the time. The post September 30, 1998 dividend rate on the New Preferred Stock was established in connection with the 1997 Preferred Exchange Offer based upon market conditions at the time for issues of preferred stock of similarly situated companies. The rate chosen considered the spread between the proposed dividend rate and yields available on investments in U.S. Treasury securities of a maturity comparable to the maturity and call date of the New Preferred Stock. Based upon current yields of U.S. Treasury securities of a comparable maturity to that of the New Preferred Stock, the spread between the dividend rate on the New Preferred and U.S. Treasury securities has widened from levels that existed at the time of the 1997 Preferred Exchange Offer.

      (iv) The relative preferences and other terms of the Special Preferred Stock and the New Preferred Stock: As indicated in (i) above, the preference accorded the liquidation and redemption of the New Preferred Stock places it at the most senior level of priority within the equity structure of the Company. The other terms of the New Preferred Stock are desirable from the Company's perspective as compared to debt instruments due to the lack of covenants and other more restrictive conditions that are normally associated with debt instruments.

      (v) Acceptance of the Exchange Offer is not mandatory and the shares of Special Preferred Stock that are not tendered in the Exchange Offer will be redeemed on September 30, 1998: Participation in the Exchange Offer is optional, and to the extent that holders of the Special Preferred Stock decide not to retain an investment in the Company in the form of the New Preferred Stock, the shares of Special Preferred Stock held by them will be redeemed for $21.00 per share. The Company views such an option as being in the best interests of the holders of Special Preferred Stock in that such shareholders

                                                       EXHIBIT 99.(a)(1)



            are being given the option of choosing from two alternatives as opposed to being given just the option of being redeemed. From the Company's perspective, the exchange for the New Preferred Stock will effectively extend the maturity of the Special Preferred Stock exchanged and allow the Company to preserve the capital that would otherwise be required to redeem the Special Preferred Stock.

      (vi) The historical trading pattern of the Special Preferred Stock and the recent market prices of the Special Preferred Stock and the New Preferred Stock: The Special Preferred Stock began trading on Nasdaq in November 1995. Following the consummation of the Distribution Agreement and the 1997 Preferred Exchange Offer, both the Special Preferred Stock and the New Preferred Stock have traded on Nasdaq. During the majority of time since the 1997 Preferred Exchange Offer, both securities have traded at or above their redemption value. Since September 1, 1998, however, the New Preferred Stock has traded at a slight discount to its redemption value reflecting the recent trend of fixed income instruments of non-rated companies to trade at widening spreads to the yields of U.S. Treasury securities.

      (vii) The pro forma effect of acceptance of the Exchange Offer on the Company's consolidated capitalization: The exchange of Special Preferred Stock for New Preferred Stock in accordance with the terms of the Exchange Offer would increase the capital base of the Company. The maturity of the New Preferred Stock is attractive to the Company because it would allow the Company to make longer term investments in pursuit of its plans to grow and expand the activities of the Company, and would reduce the Company's dependence upon short-term secured and unsecured borrowings.

      The Company has not requested a fairness opinion, appraisal or similar report relating to the Exchange Offer from any investment banker or financial adviser. A fairness opinion, appraisal or similar report sometimes is requested by a company to obtain an opinion on whether a transaction is fair from a financial perspective to a particular group of persons. Based on the cost of obtaining such an opinion, appraisal or similar report, the Board of Directors believes it is appropriate not to seek a fairness opinion, appraisal or similar report relating to the Exchange Offer. In addition, the non-employee directors of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated beneficial owners of Special Preferred Stock to negotiate the terms of the Exchange Offer or prepare a report concerning the terms of the Exchange Offer or prepare a report concerning the fairness thereof. Neither the approval of a majority of the beneficial owners of Special Preferred Stock nor the approval of a majority of unaffiliated security holders of the Company is required for the Company to consummate the Exchange Offer. Notwithstanding the Company and the directors' decision not to adopt the procedural safeguards discussed above, the Company believes that the terms of the Exchange Offer are fair to the holders of the Special Preferred Stock because the Exchange Offer represents an opportunity for such holders to exchange one security of the Company for another security of the Company with substantially similar terms. The terms of the New Preferred Stock differ from the terms of the Special Preferred Stock only with respect to maturity and dividend rate. The Company believes that each holder of Special Preferred Stock must separately evaluate the maturity and dividend rate of the New Preferred Stock to determine whether participation in the Exchange Offer is appropriate for such holder. To the extent that a holder of the Special Preferred Stock does not approve of the terms of the New Preferred Stock, such holder can elect not to tender its shares of Special Preferred Stock and such shares of Special Preferred Stock will be redeemed by the Company in accordance with their terms on September 30, 1998. See "Special Factors Related to the Exchange Offer -- Consequences for Unexchanged Special Preferred Stock."

                                                      EXHIBIT 99.(a)(1)


      For a discussion of certain federal income tax consequences of the Exchange Offer applicable to beneficial owners of the Special Preferred Stock and the Company, see "Certain Federal Income Tax Considerations."

Consequences for Unexchanged Special Preferred Stock

      The shares of Special Preferred Stock not tendered and accepted in the Exchange Offer will be redeemed on September 30, 1998, at $21 per share plus accrued dividends as required by the Amended and Restated Certificate of Incorporation of FirstCity.

Absence of Financial Adviser

      The Company has not retained any investment banker or financial adviser to assist it in structuring the terms of the Exchange Offer. See "Special Factors Related to the Exchange Offer -- Fairness of the Exchange Offer."

Nasdaq Quotation

      The New Preferred Stock is quoted on Nasdaq. As of August 27, 1998, the last full trading day prior to public announcement of the Exchange Offer, the closing per share sale price of New Preferred Stock was $21.50 per share.

Interests in the Special Preferred Stock


      The following table sets forth the number of shares and percentage of Special Preferred Stock beneficially owned by each of the named executive officers and/or directors of FirstCity as of September 21, 1998.

                                                    Shares of
                                                     Special      Percentage
      Executive Officer/Director                 Preferred Stock  Ownership
      --------------------------                 ---------------  ---------
      Donald J. Douglass                               13,000        1.53%
      James R. Hawkins                                 17,250        2.03%
      Rick R. Hagelstein (1)                              670         .08%
      C. Ivan Wilson                                   15,078        1.77%
      James T. Sartain                                 17,250        2.03%


(1) Because Mr. Hagelstein owns such a small percentage of the outstanding shares of Special Preferred Stock, he did not abstain from voting on the Exchange Offer.



Such executive officers and/or directors will be offered the same opportunity to tender securities of the Company in connection with this Exchange Offer as the other shareholders. While such officers and directors have not yet made a decision with respect to exchange of the shares of Special Preferred Stock held by them, such officers and directors will be making their exchange decision on the basis of an evaluation of their own circumstances and investment objectives.

                                                       EXHIBIT 99.(a)(1)


Plans or Proposals of the Issuer

      The Special Preferred Stock that is tendered by security holders in connection with the Exchange Offer by the Expiration Date will be retired by the Company.

                CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      Set forth below is a summary of the principal federal income tax consequences of an exchange of shares of Special Preferred Stock for shares of New Preferred Stock pursuant to the Exchange Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary does not address foreign, state or local tax consequences, nor does it address estate or gift tax considerations. Furthermore, the summary does not address all aspects of federal income taxation that may be relevant to investors in light of their particular circumstances or to certain types of investors subject to special treatment under the federal income tax laws (such as dealers in securities, tax-exempt organizations, pass-through entities, life insurance companies, other financial institutions, regulated investment companies, foreign stockholders, or other stockholders holding the Special Preferred Stock as part of a conversion or hedging transaction or as a position in a straddle for tax purposes).

      Each holder of Special Preferred Stock is urged to consult with and rely on the holder's own tax advisor with respect to the tax consequences to the holder of exchanging Special Preferred Stock for New Preferred Stock pursuant to the Exchange Offer.

Recapitalization

      The exchange of Special Preferred Stock for New Preferred Stock pursuant to the Exchange Offer should constitute a tax-free recapitalization under section 368(a) of the Code.

      By reason of the Exchange Offer being at recapitalization, except as otherwise provided below, (i) no gain or loss will be recognized by a holder on the receipt of New Preferred Stock in exchange for such holder's Special Preferred Stock pursuant to the Exchange Offer, (ii) a holder's tax basis in the New Preferred Stock will be the same as the holder's tax basis in the Special Preferred Stock exchanged therefor, and (iii) a holder's holding period for the New Preferred Stock will include the holding period for the Special Preferred Stock surrendered in the Exchange Offer, provided that the Special Preferred Stock was a capital asset in the hands of such holder.

      The Taxpayer Relief Act of 1997 amended the rules regarding nonrecognition treatment for certain types of preferred stock received in a reorganization. Specifically, if nonqualified preferred stock (as defined in section 351(g) of the Code) is received in a reorganization in exchange for stock other than nonqualified preferred stock, the nonqualified preferred stock will not be treated as stock, and gain or loss may be recognized in whole or in part. Moreover, the nonrecognition rules of section 1036 of the Code no longer apply to exchanges involving nonqualified preferred stock. However, if nonqualified preferred stock is exchanged solely for nonqualified preferred stock in a transaction that would otherwise qualify as a reorganization, no gain or loss is recognized, except as required by section 305 as set forth below. Consequently, if the New Preferred Stock, but not the Special Preferred Stock, is considered nonqualified preferred stock within the meaning of section 351(g) of the Code, the holders of Special Preferred Stock that exchange such stock for New Preferred Stock could be required to recognize gain or loss in connection with the Exchange Offer. Included in the definition of nonqualified preferred stock is any preferred stock if "the issuer or a related party is required to redeem or purchase such stock." Because the Corporation has an obligation to redeem both the Special Preferred Stock and the New Preferred Stock, both stocks should be considered nonqualified preferred stock, and the Exchange Offer

                                                       EXHIBIT 99.(a)(1)


should constitute a tax-free exchange as described above to the exchanging holders who receive New Preferred Stock.

Dividend Arrearages

      Under section 305(c) of the Code, certain recapitalizations are treated as taxable distributions if they remove dividend arrearages on preferred stock. There currently are no dividend arrearages with respect to the Special Preferred Stock and FirstCity does not believe that any such arrearages will exist at the time of the Exchange Offer. Therefore, section 305(c) of the Code will not apply to treat any portion of the New Preferred Stock as a dividend.

Redemption Premium

      On August 27, 1998, the last full trading day prior to public announcement of the Exchange Offer, the closing per share price of the New Preferred Stock was $21.50. If the fair market value of the New Preferred Stock on the date of the Exchange Offer is less than its $21 redemption price, then such difference generally will be treated under section 305(c) of the Code as a series of taxable distributions that are to be taken into account over the term of the New Preferred Stock under principles comparable to those applicable to original issue discount on debt instruments. Such constructive distributions will be taxable as ordinary income (i.e., dividends) to the extent of FirstCity's current and accumulated earnings and profits (if any) for each taxable year in which they accrue.

                              RISK FACTORS

      In addition to the other information contained in this Offering Circular and incorporated herein by reference, holders of Special Preferred Stock should carefully consider the following information. Reference is made to additional information contained in Parts I and II of the Company 10-K and the Company 10-Q which are attached hereto as Appendices A and B, respectively.

Risks Associated with Rapid Growth and Entry into New Businesses

      The Company has recently entered the residential and commercial mortgage banking business and the consumer lending business through a combination of acquisitions and the start-up of new business ventures. The entry of the Company into these new businesses has resulted in increased demands on the Company's personnel and systems. The development and integration of the new businesses requires the investment of additional capital and the continuous involvement of senior management. The Company also must manage a variety of businesses with differing markets, customer bases, financial products, systems and managements. An inability to develop, integrate and manage its businesses could have a material adverse effect on the Company's financial condition, results of operations and business prospects. The Company's ability to support and manage continued growth is dependent upon, among other things, its ability to attract and retain senior management for each of its businesses, to hire, train, and manage its workforce and to continue to develop the skills necessary for the Company to compete successfully in its existing and new business lines. There can be no assurance that the Company will successfully meet all of these challenges.

      Since the Company acquired Mortgage Corp. in July 1997, Mortgage Corp. has experienced dramatic growth. To support such growth, the Company has furnished Mortgage Corp. over $100 million in capital during this period. The Company has concluded that the size of its capital commitment to Mortgage Corp. should be reduced to continue to ensure that appropriate and adequate levels of capital resources remain available to each of the Company's operating subsidiaries. As a result, Mortgage Corp. is implementing a program to sell a portion of its owned residential servicing rights and certain other assets. Although the Company expects that such actions will reduce the capital committed to Mortgage

                                                       EXHIBIT 99.(a)(1)


Corp. from the current level of over $100 million to approximately $50 to $70 million over a six to nine month time frame, there can be no assurance that the Company will be able to successfully implement such strategy. Reference is made to the additional information contained in the Company's Current Report on Form 8-K filed with the Commission on August 28, 1998, a copy of which is attached hereto as Appendix E.

Continuing Need For Financing


      General. The successful execution of the Company's business strategy depends on its continued access to warehouse financing for each of its major operating subsidiaries. In addition to the need for such warehouse financing, the Company is required to invest as equity or subordinated debt the funds necessary to meet the capital needs of its subsidiaries. To the extent that cash flow to the Company from its subsidiaries is insufficient to provide all the capital necessary to support the subsidiaries' operations, the Company is required to access the debt and equity markets and to secure intermediate term debt. The Company's access to the capital markets is affected by such factors as changes in interest rates, general economic conditions, and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. In addition, the Company's ability to issue and sell common equity (including securities convertible into, or exercisable or exchangeable for, common equity) is limited as a result of the tax laws relating to the preservation of the net operating loss carryforwards ("NOLs") available to the Company as a result of the Merger. There can be no assurance that the Company's funding relationships with commercial banks, investment banks and financial services companies that have previously provided financing for the Company and its subsidiaries will continue past their respective current maturity dates. The majority of the credit facilities to which the Company and its subsidiaries are parties have short-term maturities. If the Company and its subsidiaries are unable to extend the terms of such credit facilities prior to their maturity and the Company or its subsidiaries cannot find alternative funding sources on satisfactory terms, or at all, the Company's financial condition, results of operations and business prospects would be materially adversely affected.


      Each of the Company and its major operating subsidiaries has its own source of debt financing. In certain circumstances, a default by the Company or any of its major operating subsidiaries in respect of indebtedness owed to a third party constitutes a default under the Company's $75 million revolving credit facility. The credit facilities to which the Company's major operating subsidiaries are party do not contain similar cross-default or cross-acceleration provisions. Although the Company intends to continue to segregate the debt obligations of each such subsidiary, there can be no assurance that its existing financing sources will continue to agree to such arrangements or that alternative financing sources that would accept such arrangements would be available. In the event the Company's major operating subsidiaries are compelled to accept cross-guarantees, cross-default or cross-acceleration provisions in connection with their respective credit facilities, financial difficulties experienced by one of the Company's subsidiaries could adversely impact the Company's other subsidiaries.

      Dependence on Warehouse Financing. As is customary in the mortgage banking and consumer lending businesses, the Company's subsidiaries depend upon warehouse credit facilities with financial institutions or institutional lenders to finance the origination and purchase of loans on a short-term basis pending sale or securitization. Implementation of the Company's business strategy requires the continued availability of warehouse credit facilities, and may require increases in the permitted borrowing levels under such facilities. There can be no assurance that such financing will be available on terms satisfactory to the Company. The inability of the Company to arrange additional warehouse credit facilities, to extend or replace existing facilities when they expire or to increase the capacity of such facilities may have a material adverse effect on the Company's financial condition, results of operations and business prospects.

                                                       EXHIBIT 99.(a)(1)


Risks of Securitization

      Significance of Securitization. The Company may, subject to market conditions, continue to securitize residential mortgage loans originated by the Company to borrowers with significant equity in their homes who generally do not satisfy the underwriting standards of the traditional mortgage lending market (such loans referred to herein as "Home Equity Loans"), sub-prime automobile loans and other loans to efficiently finance the volume of assets expected to be generated. Accordingly, adverse changes in the secondary market for such loans could impair the Company's ability to originate, purchase and sell loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's financial condition, results of operations and business prospects. Proceeds from the securitization of originated and acquired loans are required to be used to repay borrowings under warehouse credit facilities, thereby making such facilities available to finance the origination and purchase of additional loan assets. There can be no assurance that, as the Company's volume of loans originated or purchased increases and other new products available for securitization increases, the Company will be able to securitize its loan production efficiently. An inability to efficiently securitize its loan production could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

      Securitization transactions may be affected by a number of factors, some of which are beyond the Company's control, including, among other things, the adverse financial condition of, or developments related to, some of the Company's competitors, conditions in the securities markets in general, and conditions in the asset-backed securitization market. The Company's securitizations typically utilize credit enhancements in the form of financial guaranty insurance policies to achieve enhanced credit ratings. Failure to obtain insurance company credit enhancement could adversely affect the timing of, or ability of the Company to effect, securitizations. In addition, the failure to satisfy rating agency requirements with respect to loan pools would adversely impact the Company's ability to effect securitizations.

      Contingent Risks. Although the Company intends to sell substantially all of the Home Equity Loans, sub-prime automobile loans and other consumer loans that it originates or purchases, the Company retains some degree of credit risk on substantially all loans sold. During the period in which loans are held pending sale, the Company is subject to various business risks associated with the lending business, including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. The Company expects that the terms of its securitizations will require it to establish deposit accounts or build over-collateralization levels through retention of distributions otherwise payable to the holders of subordinated interests in the securitization. The Company also expects to be required to commit to repurchase or replace loans that do not conform to the representations and warranties made by the Company at the time of sale.

      Retained Risks of Securitized Loans. The Company makes various representations with respect to the loans that it securitizes. With respect to acquired loans, the Company's representations rely in part on similar representations made by the originators of such loans when they were purchased by the Company. In the event of a breach of its representations, the Company may be required to repurchase or replace the related loan using its own funds. While the Company may have a claim against the originator in the event of a breach of any of these representations made by the originators, the Company's ability to recover on any such claim will be dependent on the financial condition of the originator. There can be no assurance that the Company will not experience a material loss in respect of any of these contingencies.

      Performance Assumptions. The future net income of certain of the Company's subsidiaries will be highly dependent on realizing securitization gains on the sale of loans. Such gains will be dependent largely upon the estimated present values of the subordinated interests expected to be derived from the

                                                       EXHIBIT 99.(a)(1)


transactions and retained by the Company. Management makes a number of assumptions in determining the estimated present values for the subordinated interests. These assumptions include, but are not limited to, prepayment speeds, default rates and subsequent losses on the underlying loans, and the discount rates used to present value the future cash flows. All of the assumptions are subjective. Varying the assumptions can have a material effect on the present value determination in one securitization as compared to any other. Subsequent events will cause the actual occurrences of prepayments, losses and interest rates to be different from the assumptions used for such factors at the time of the recognition of the sale of the loans. The effect of the subsequently occurring events could cause a re-evaluation of the carrying values of the previously estimated values of the subordinated interests and excess spreads and such adjustment could be material.

      Because the subordinated interests to be retained by such subsidiaries represent claims to future cash flow that are subordinated to holders of senior interests, such subsidiaries retain a significant portion of the risk of whether the full value of the underlying loans may be realized. In addition, holders of the senior interests may have the right to receive certain additional payments on account of principal in order to reduce the balance of the senior interests in proportion to the credit enhancement requirements of any particular transaction. Such payments for the benefit of the senior interest holders will delay the payment, if any, of excess cash flow to such subsidiaries as the holder of the subordinated interests.

Impact of Changing Interest Rates

      Because most of the Company's borrowings are at variable rates of interest, the Company will be impacted by fluctuations in interest rates. The Company monitors the interest rate environment and seeks to employ hedging strategies designed to mitigate certain effects of changes in interest rates when the Company deems such strategies appropriate. However, certain effects of changes in interest rates, such as increased prepayments of outstanding loans, cannot be mitigated. Fluctuations in interest rates could have a material adverse effect on the Company's financial condition, results of operations and business prospects.


      Among other things, a decline in interest rates could result in increased prepayments of outstanding loans, particularly on loans in the servicing portfolio of Mortgage Corp. The value of servicing rights is a significant asset of Mortgage Corp.; at June 30, 1998, the value of such servicing rights was recorded at $124 million. Currently, Mortgage Corp. anticipates selling up to $3 billion of its owned residential servicing rights. The Company also anticipates that Mortgage Corp. will, for the foreseeable future, sell periodically, a portion of the servicing rights related to future loan production. See "- Risks Associated with Rapid Growth and Entry into New Businesses." Reference is also made to the additional information contained in the Company's Current Report on Form 8-K filed with the Commission on August 28, 1998, a copy of which is attached hereto as Appendix E. As prepayments of serviced mortgages increase, the value of such servicing rights (as reflected on the Company's balance sheet) declines, with a corresponding reduction in income as a result of the impairment of the value of mortgage servicing rights. The Company recently determined that it will be required to take a $10 to $14 million provision against income at the end of the third quarter as a result of the effect of recent declines in mortgage interest rates on the carrying value of its mortgage servicing rights. Reference is made to the additional information contained on the Company's Current Report on Form 8-K filed with the Commission on September 11, 1998, a copy of which is attached hereto as Exhibit F. Absent a level of new mortgage production sufficient to mitigate the effect of mortgage loan prepayments, the future revenue and earnings of the Company will be adversely affected.


      In addition to prepayment risks, during periods of declining interest rates, Mortgage Corp. experiences higher levels of borrowers who elect not to close on loans for which they have applied because they tend to find loans at lower interest rates. If Mortgage Corp. has entered into commitments to sell such a loan on a forward basis and the prospective borrower fails to close, Mortgage Corp. must

                                                      EXHIBIT 99.(a)(1)


nevertheless meet its commitment to deliver the contracted for loans at the promised yields. Mortgage Corp. will incur a loss if it is required to deliver loans to an investor at a committed yield higher than current market rates. A substantial and sustained decline in interest rates also may adversely impact the amount of distressed assets available for purchase by the Company. The value of the Company's interest-earning assets and liabilities may be directly affected by the level of and fluctuations in interest rates, including the valuation of any residual interests in securitizations that would be severely impacted by increased loan prepayments resulting from declining interest rates. At June 30, 1998, the Company had residual interests resulting from its previous securitizations aggregating approximately $43 million.

      Conversely, a substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gains recognized by the Company upon their securitization and sale. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage and other loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse credit facilities or otherwise.

Credit Impaired Borrowers

      The Company's sub-prime borrowers generally are unable to obtain credit from traditional financial institutions due to factors such as an impaired or poor credit history, low income or another adverse credit event. The Company is subject to various risks associated with these borrowers, including, but not limited to, the risk that the borrowers will not satisfy their debt service obligations and that the realizable value of the assets securing their loans will not be sufficient to repay the borrowers' debt. While the Company believes that the underwriting criteria and collection methods it employs enable it to identify and control the higher risks inherent in loans made to such borrowers, and that the interest rates charged compensate the Company for the risks inherent in such loans, no assurance can be given that such criteria or methods, or such interest rates, will afford adequate protection against, or compensation for, higher than anticipated delinquencies, foreclosures or losses. The actual rate of delinquencies, foreclosures or losses could be significantly accelerated by an economic downturn or recession. Consequently, the Company's financial condition, results of operations and business prospects could be materially adversely affected. The Company has established an allowance for loan losses through periodic earnings charges and purchase discounts on acquired receivables to cover anticipated loan losses on the loans currently in its portfolio. No assurance can be given, however, that loan losses in excess of the allowance will not occur in the future or that additional provisions will not be required to provide for adequate allowances in the future.

Availability of Portfolio Assets

      The Portfolio Asset acquisition and resolution business is affected by long-term cycles in the general economy. In addition, the volume of domestic Portfolio Assets available for purchase by investors such as the Company has generally declined since 1993 as large pools of distressed assets acquired by governmental agencies in the 1980s and early 1990s have been resolved or sold. The Company cannot predict its future annual acquisition volume of Portfolio Assets. Moreover, future Portfolio Asset purchases will depend on the availability of Portfolios offered for sale, the availability of capital and the Company's ability to submit successful bids to purchase Portfolio Assets. The acquisition of Portfolio Assets has become highly competitive in the United States. This may require the Company to acquire Portfolio Assets at higher prices thereby lowering profit margins on the resolution of such Portfolios. Under certain circumstances, the Company may choose not to bid for Portfolio Assets that it believes cannot be acquired at attractive prices. As a result of all the above factors, Portfolio Asset purchases, and the revenue derived from the resolution of Portfolio Assets, may vary significantly from quarter to quarter. The Company may acquire assets in other countries. See " -- Risks Associated with Foreign Operations."

                                                      EXHIBIT 99.(a)(1)



Availability of Net Operating Loss Carryforwards


      The Company believes that, as a result of the Merger, approximately $596 million of NOLs were available to the Company to offset future taxable income as of December 31, 1995. Since December 31, 1995, the Company estimates that it has generated an additional $12 million in NOLs. Accordingly, as of December 31, 1997, the Company estimates that it had approximately $608 million of NOLs available to offset future taxable income. In accordance with the terms of Financial Accounting Standards Board Statement Number 109 (relating to accounting for income taxes), the Company has established a future utilization equivalent to approximately $87.7 million of the total $608 million of NOLs, which equates to a $30.6 million deferred tax asset on the Company's books and records. However, because the Company's position in respect of its NOLs is based upon factual determinations and upon legal issues with respect to which there is uncertainty and because no ruling has been obtained from the Internal Revenue Service (the "IRS") regarding the amount or availability of the NOLs to the Company, there can be no assurance that the IRS will not challenge the amount or availability of the Company's NOLs and, if challenged, that the IRS will not be successful in disallowing the entire amount of the Company's NOLs, with the result that the Company's $30.6 million deferred tax asset would be reduced or eliminated. The Company does not plan to obtain a ruling from the IRS regarding the amount or availability of the NOLs to the Company.


      Assuming that the $608 million in NOLs is available to the Company, the entire amount of such NOLs may be carried forward to offset future taxable income of the Company until the tax year 2005. Thereafter, the NOLs begin to expire. The ability of the Company to utilize such NOLs will be severely limited if there is a more than 50% ownership change of the Company during a three-year testing period within the meaning of section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). There can be no assurance that future transactions, alone or in combination, will not result in a more than 50% ownership change of the Company and a limitation of the Company's utilization of such NOLs.

      If the Company were unable to utilize its NOLs to offset future taxable income, it would lose significant competitive advantages that it now enjoys. Such advantages include, but are not limited to, the Company's ability to offset non-cash income recognized by the Company in connection with certain securitizations, to generate capital to support its expansion plans on a tax-advantaged basis, to offset its and its consolidated subsidiaries' pre-tax income, and to have access to the cash flow that would otherwise be represented by payments of federal tax liabilities.

Assumptions Underlying Portfolio Asset Performance

      The purchase price and carrying value of Portfolio Assets acquired by Commercial Corp. is determined largely by estimating expected future cash flows from such assets. The Company develops and revises such estimates based on its historical experience and current market conditions, and based on the discount rates that the Company believes are appropriate for the assets comprising the Portfolios. In addition, many obligors on Portfolio Assets have impaired credit, with risks associated with such obligors similar to the risks described in respect of borrowers under "-- Credit Impaired Borrowers." If the amount and timing of actual cash flows is materially different from estimates, the Company's financial condition, results of operations and business prospects could be materially adversely affected.

General Economic Conditions

      Periods of economic slowdown or recession, or declining demand for residential or commercial real estate, automobile loans or other commercial or consumer loans may adversely affect the Company's business. Economic downturns may reduce the number of loan originations by the Company's mortgage banking, consumer and commercial finance businesses and negatively impact its securitization activity and generally reduce the value of the Company's assets. In addition, periods of economic slowdown or

                                                      EXHIBIT 99.(a)(1)


recession, whether general, regional or industry-related, may increase the risk of default on mortgage loans and other loans and could have a material adverse effect on the Company's financial condition, results of operations and business prospects. Such periods also may be accompanied by declining values of homes, automobiles and other property securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Significant increases in homes or automobiles for sale during recessionary economic periods may depress the prices at which such collateral may be sold or delay the timing of such sales. There can be no assurance that there will be adequate markets for the sale of foreclosed homes or repossessed automobiles. Any material deterioration of such markets could reduce recoveries from the sale of collateral.

      Such economic conditions could also adversely affect the resolution of Portfolio Assets, lead to a decline in prices or demand for collateral underlying Portfolio Assets, or increase the cost of capital invested by the Company and the length of time that capital is invested in a particular Portfolio. All or any one of these events could decrease the rate of return and profits to be realized from such Portfolio and materially adversely affect the Company's financial condition, results of operations and business prospects.

Risk of Declining Value of Collateral

      The value of the collateral securing mortgage loans, automobile and other consumer loans and loans acquired for resolution, as well as real estate or other acquired distressed assets, is subject to various risks, including uninsured damage, change in location or decline in value caused by use, age or market conditions. Any material decline in the value of such collateral could adversely affect the financial condition, results of operations and business prospects of the Company.

Government Regulation

      Many aspects of the Company's business are subject to regulation, examination and licensing under various federal, state and local statutes and regulations that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. The Company believes it is currently in compliance in all material respects with applicable regulations, but there can be no assurance that the Company will be able to maintain such compliance. Failure to comply with, or changes in, these laws or regulations, or the expansion of the Company's business into jurisdictions that have adopted more stringent regulatory requirements than those in which the Company currently conducts business, could have an adverse effect on the Company by, among other things, limiting the interest and fee income the Company may generate on existing and additional loans, limiting the states in which the Company may operate or restricting the Company's ability to realize on the collateral securing its loans.

      The mortgage banking industry in particular is highly regulated. Failure to comply with any of the various state and federal laws affecting the industry, all of which are subject to regular modification, may result in, among other things, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits, administrative enforcement actions and civil and criminal liability. Furthermore, currently there are proposed various laws, rules and regulations which, if adopted, could materially affect the Company's business. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations will not be adopted in the future that will make compliance more difficult or expensive, restrict the Company's ability to originate, purchase, service or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, purchased, serviced or sold by the Company, or otherwise have a

                                                       EXHIBIT 99.(a)(1)


material adverse effect on the Company's financial condition, results of operations and business prospects.

      Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. The reduction or elimination of these tax benefits may lessen the demand for residential mortgage loans and Home Equity Loans, and could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

Environmental Liabilities

      The Company, through its subsidiaries and affiliates, acquires real property in its Portfolio Asset acquisition and resolution business, and periodically acquires real property through foreclosure of mortgage loans that are in default. There is a risk that properties acquired by the Company could contain hazardous substances or waste, contaminants or pollutants. The Company may be required to remove such substances from the affected properties at its expense, and the cost of such removal may substantially exceed the value of the affected properties or the loans secured by such properties. Furthermore, the Company may not have adequate remedies against the prior owners or other responsible parties to recover its costs, either as a matter of law or regulation, or as a result of such prior owners' financial inability to pay such costs. The Company may find it difficult or impossible to sell the affected properties either prior to or following any such removal.

Competition

      All of the businesses in which the Company operates are highly competitive. Some of the Company's principal competitors are substantially larger and better capitalized than the Company. Because of their resources, these companies may be better able than the Company to obtain new customers for mortgage or other loan production, to acquire Portfolio Assets, to pursue new business opportunities or to survive periods of industry consolidation. Access to and the cost of capital are critical to the Company's ability to compete. Many of the Company's competitors have superior access to capital sources and can arrange or obtain lower cost of capital, resulting in a competitive disadvantage to the Company with respect to such competitors.

      In addition, certain of the Company's competitors may have higher risk tolerances or different risk assessments, which could allow these competitors to establish lower margin requirements and pricing levels than those established by the Company. In the event a significant number of competitors establish pricing levels below those established by the Company, the Company's ability to compete would be adversely affected.

Risks Associated with Foreign Operations


      The Company has acquired, and manages and resolves, Portfolio Assets located in France and is actively pursuing opportunities to purchase additional pools of distressed assets in France, other areas of Western Europe, Asia and Mexico. As of June 30, 1998, approximately 20% of the Portfolio Assets owned by the Company (as measured by book value) were located outside of the United States. No portion of the Company's mortgage banking or consumer finance businesses is conducted outside of the United States. Foreign operations are subject to various special risks, including currency translation risks, currency exchange rate fluctuations, exchange controls and different political, social and legal and regulatory environments within such foreign markets. To the extent future financing in foreign currencies is unavailable at reasonable rates, the Company would be further exposed to currency translation risks, currency exchange rate fluctuations and exchange controls. In addition, earnings of foreign operations may be subject to foreign income taxes that reduce cash flow available to meet debt service requirements

                                                        EXHIBIT 99.(a)(1)


and other obligations of the Company, which may be payable even if the Company has no earnings on a consolidated basis. Any or all of the foregoing could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

Dependence on Independent Mortgage Brokers


      The Company depends in large part on independent mortgage brokers for the origination and purchase of mortgage loans. A substantial portion of the loans originated by Mortgage Corp., and all of the Home Equity Loans originated by Capital Corp., are currently originated with and through a network of approximately 6500 independent mortgage brokers or otherwise acquired from third parties. In 1997, $2.67 billion of loans were originated through independent brokers and $565.4 million were originated through Mortgage Corp.'s retail system. For the first 6 months of 1998, $3.27 billion of loans were originated through independent brokers and $585 million were originated through Mortgage Corp.'s retail system. The independent mortgage brokers deal with multiple lenders for each prospective borrower. The Company competes with these lenders for the independent brokers' business based on a number of factors, including price, service, loan fees and costs. The Company's financial condition, results of operations and business prospects could be adversely affected by changes in the volume and profitability of mortgage loans resulting from, among other things, competition with other lenders and purchasers of such loans. For a discussion of certain pending class action lawsuits that may affect Mortgage Corp.'s use of independent mortgage brokers, see "--Litigation".


Dependence on Automobile Dealership Relationships

      The ability of the Company to expand into new geographic markets and to maintain or increase its volume of automobile loans is dependent upon maintaining and expanding the network of franchised automobile dealerships from which it purchases contracts. The Company currently purchases contracts from approximately 250 automobile dealerships. Increased competition, including competition from captive finance affiliates of automobile manufacturers, could have a material adverse effect on the Company's ability to maintain or expand its dealership network.

Litigation


      Class action lawsuits have been filed against a number of mortgage lenders, including Mortgage Corp., alleging that such lenders have violated the federal Real Estate Settlement Procedures Act of 1974 by making certain payments to independent mortgage brokers. If these cases are resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. Such changes may lead to an increased dependence by Mortgage Corp. on its retail system for the origination of mortgage loans. Mortgage Corp. is unlikely to be able to maintain its current level of orginations of mortgage loans without the services of its existing network of independent mortgage brokers. Such changes may have a material adverse effect on the Company's results of operations, financial condition and business prospects.

      In addition, industry participants in the lending business from time to time are named as defendants in litigation involving alleged violations of federal and state consumer protection or other similar laws and regulations. A judgment against the Company in connection with any such litigation could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

      With the possible exception of the class action lawsuit filed against Mortgage Corp. that is discussed above, the Company is not currently subject to any legal proceedings that are expected to have a material impact on the Company's results of operations or financial condition.

                                                        EXHIBIT 99.(a)(1)


Relationship With and Dependence Upon Cargill

      The Company's relationship with Cargill Financial is significant in a number of respects. Cargill Financial, a subsidiary of Cargill, Incorporated, a privately held, multi-national agricultural company, provides equity and debt financings for many of the Acquisition Partnerships. Cargill Financial owns approximately 2.7% of the Company's outstanding Common Stock, and a Cargill Financial designee, David W. MacLennan, serves as a director of the Company. The Company believes its relationship with Cargill Financial significantly enhances the Company's credibility as a purchaser of Portfolio Assets and facilitates its ability to expand into other businesses and foreign markets. Although management believes that the Company's relationship with Cargill Financial is excellent, there can be no assurance that such relationship will continue in the future. Absent such relationship, the Acquisition Partnerships would be required to find alternative sources for the financing that Cargill Financial has historically provided. There can be no assurance that such alternative financing would be available. Any termination of such relationship could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

Dependence on Key Personnel

      The Company is dependent on the efforts of its senior executive officers, particularly James R. Hawkins (Chairman and Chief Executive Officer), James T. Sartain (President and Chief Operating Officer), Rick R. Hagelstein (Executive Vice President and Director of Subsidiary Operations) and Matt A. Landry, Jr. (Executive Vice President and Chief Administrative Officer). The Company is also dependent on several of the key members of management of each of its operating subsidiaries, many of whom were instrumental in developing and implementing the business strategy for such subsidiaries. As a result of the recent retirement of Richard J. Gillen, Rick R. Hagelstein has assumed the position of Chairman, President and Chief Executive Officer of Mortgage Corp. The inability or unwillingness of one or more of these individuals to continue in his present role could have a material adverse effect on the Company's financial condition, results of operations and business prospects. None of the senior executive officers has entered into an employment agreement with the Company. There can be no assurance that any of the foregoing individuals will continue to serve in his current capacity or for what time period such service might continue. The Company does not maintain key person life insurance for any of its senior executive officers.

      Reference is made to the additional information contained in the Company's Current Report on Form 8-K filed with the Commission on August 24, 1998, a copy of which is attached hereto as Appendix D.

Influence of Certain Shareholders

      The directors and executive officers of the Company collectively beneficially own approximately 30.9% of the Common Stock. Although there are no agreements or arrangements with respect to voting such Common Stock among such persons except as described below, such persons, if acting together, may effectively be able to control any vote of shareholders of the Company and thereby exert considerable influence over the affairs of the Company. James R. Hawkins, the Chairman of the Board and Chief Executive Officer of the Company, is the beneficial owner of approximately 11.5% of the outstanding Common Stock. James T. Sartain, President and Chief Operating Officer of the Company, and ATARA I, Ltd. ("ATARA"), an entity associated with Rick R. Hagelstein, Executive Vice President and Director of Subsidiary Operations of the Company, beneficially own approximately 4.3% and 4.1% of the outstanding Common Stock, respectively. In addition, Cargill Financial owns approximately 2.7% of the Common Stock. Mr. Hawkins, Mr. Sartain, Cargill Financial and ATARA are parties to a shareholder voting agreement (the "Shareholder Voting Agreement"). Under the Shareholder Voting Agreement, Mr. Hawkins, Mr. Sartain and ATARA are required to vote their shares in favor of Cargill

                                                       EXHIBIT 99.(a)(1)


Financial's designee for director of the Company, and Cargill Financial is required to vote its shares in favor of one or more of the designees of Messrs. Hawkins and Sartain and ATARA. ATARA, Cargill Financial and Messrs. Hawkins and Sartain are the beneficial owners of an aggregate of 22.6% of the outstanding Common Stock and are able to exert considerable influence over the affairs of the Company. Richard J. Gillen, former Chairman, President and Chief Executive Officer of Mortgage Corp., and Ed Smith are the beneficial owners of 7.8% and 7.2%, respectively, of the Common Stock. As a result, Messrs. Gillen and Smith may be able to exert influence over the affairs of the Company and if their shares are combined with the holdings of Messrs. Hawkins and Sartain and the shares held by ATARA, will have effective control of the Company. There can be no assurance that the interests of management or the other entities and individuals named above will be aligned with the Company's other shareholders.

      As of the date hereof, directors and executive officers of the Company own 63,248 shares of the outstanding Special Preferred Stock and 98,100 shares of the outstanding New Preferred Stock.

Reliance on Systems; Year 2000 Issues

      The Company's computer systems are integral to the operation of its businesses. There can be no assurance that these systems will continue to be adequate to support the Company's growth. A failure of the Company's computer systems, including a failure of data integrity or accuracy, could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

      Although the Company maintains its own computer systems for a significant portion of its operations, the Company is substantially dependent on the services of third-party servicers in its mortgage banking and Portfolio Asset acquisition and resolution businesses. The Company has been informed by such servicers that, although they intend to make the necessary modifications to their computer systems, the computer systems operated by them are not yet year 2000 compliant. In addition, the Company interacts electronically with several government agencies, including FHLMC, FNMA, FHA, FMHA and GNMA, whose computer systems are not yet year 2000 compliant. There can be no assurance that such third parties and government agencies will make the necessary modifications to their respective computer systems to enable proper processing of transactions relating to the year 2000 and beyond. Any failure by such entities to timely correct year 2000 issues could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

Anti-Takeover Considerations

      The Company's Amended and Restated Certificate of Incorporation and by-laws contain a number of provisions relating to corporate governance and the rights of shareholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect to the extent they are utilized to delay, defer or prevent a change of control of the Company by deterring unsolicited tender offers or other unilateral takeover proposals and compelling negotiations with the Company's Board of Directors rather than non-negotiated takeover attempts even if such events may be in the best interests of the Company's shareholders. The Amended and Restated Certificate of Incorporation also contains certain provisions restricting the transfer of its securities that are designed to prevent ownership changes that might limit or eliminate the ability of the Company to use its NOLs.

Period to Period Variances

      The Company recognizes revenue from Portfolio Assets and Acquisition Partnerships based on proceeds realized from the resolution of the Portfolio Assets, which proceeds have historically varied significantly and likely will continue to vary significantly from period to period. Consequently, the Company's period to period revenue and net income have historically varied, and are likely to continue to vary, correspondingly. Such variances, alone or with other factors, such as conditions in the economy or

                                                      EXHIBIT 99.(a)(1)


the financial services industries or other developments affecting the Company, may result in significant fluctuations in the reported earnings of the Company and in the trading prices of the Company's securities, particularly the Common Stock.

Tax, Monetary and Fiscal Policy Changes

      The Company originates and acquires financial assets, the value and income potential of which are subject to influence by various state and federal tax, monetary and fiscal policies in effect from time to time. The nature and direction of such policies are entirely outside the control of the Company, and the Company cannot predict the timing or effect of changes in such policies. Changes in such policies could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

                           THE EXCHANGE OFFER

General

      The Company hereby offers, upon the terms and subject to the conditions stated in this Exchange Offer, and the accompanying Letter of Transmittal, to exchange for each share of Special Preferred Stock tendered to the Company one share of New Preferred Stock (the "Tender Offer Consideration"). The Exchange Offer is being made for all of the outstanding shares of Special Preferred Stock.

      As of the date of this Exchange Offer, 849,777 shares of Special Preferred Stock were outstanding.

      Dividends in respect of shares of Special Preferred Stock validly tendered and accepted in exchange will be paid through September 30, 1998. Dividends on the New Preferred Stock will accrue from and after October 1, 1998.

      The Special Preferred Stock constitutes the consideration to be used in the Exchange Offer to the extent that it is redeemed prior to the Expiration Date in return for New Preferred Stock.

Terms of the Exchange Offer

      Although the Company has no present intention to do so, if it should modify the Tender Offer Consideration offered for the Special Preferred Stock in the Exchange Offer, the modified consideration would be paid with regard to all Special Preferred Stock accepted in the Exchange Offer, including shares tendered before the announcement of the modification. If the Company modifies the Tender Offer Consideration, the Exchange Offer will remain open at least 10 business days from the date the Company first publishes, sends or gives notice, by public announcement or otherwise, of such modification to the holders of Special Preferred Stock.

      Although the Company has no current plan or intention to do so, it reserves the right, subject to applicable law, to purchase or make offers for any shares of Special Preferred Stock that remain outstanding subsequent to the Expiration Date. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

      Tendering holders of Special Preferred Stock will not be required to pay brokerage commissions or fees. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer.

                                                       EXHIBIT 99.(a)(1)


Conditions


      The obligation of the Company to consummate the Exchange Offer is subject to certain conditions, including, among others, the requirement that there shall not have occurred any change or development involving a prospective change in or affecting the business or financial affairs of the Company which, in the reasonable judgment of the Board of Directors, would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to the Company of the Exchange Offer.

      In addition, notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange or, subject to any applicable rules or regulations of the Commission, exchange any Special Preferred Stock tendered for exchange and may postpone the acceptance for exchange of any Special Preferred Stock tendered and to be exchanged by it, and may terminate or amend the Exchange Offer as provided herein if at any time on or after the date of this Exchange Offer and before the Expiration Date, any of the following conditions have occurred:

            (1) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that is, or is reasonably likely to be, in the reasonable judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

            (2) there shall have occurred any material adverse development, in the reasonable judgment of the Company, with respect to any action or proceeding concerning the Company;

            (3) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated by any court or administrative agency or instrumentality that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

            (4) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company or which, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Exchange Offer, or otherwise result in the consummation of the Exchange Offer not being or not reasonably likely to be in the best interests of the Company;

            (5) the Company shall not have received from any federal, state or local governmental, regulatory or administrative agency or instrumentality, any approval, authorization or consent that, in the reasonable judgment of the Company, is necessary to effect the Exchange Offer; or


            (6) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any significant adverse change in the price of the Special Preferred Stock in the United States securities or financial markets, (iii) a material impairment in the trading market for securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or

                                                      EXHIBIT 99.(a)(1)


      other event that, in the reasonable judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States,
      (vii) any imposition of a general suspension of trading or limitation of prices on the New York Stock Exchange or the Nasdaq National Market System or (viii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.


      All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions and may be waived by the Company, in whole or in part, at any time and from time to time, in the reasonable discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

      If any of the conditions set forth in this section shall not be satisfied prior to the Expiration Date, the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all Special Preferred Stock tendered pursuant to the Exchange Offer to tendering holders; (ii) extend the Exchange Offer and retain all tendered Special Preferred Stock until the Expiration Date as extended; (iii) amend the terms of the Exchange Offer or modify the consideration to be paid by the Company pursuant to the Exchange Offer; or (iv) waive the unsatisfied conditions with respect to the Exchange Offer and accept all Special Preferred Stock tendered pursuant to the Exchange Offer.


Expiration; Extension; Termination; Amendment

      The Exchange Offer will expire at 12:00 Midnight, New York City time, on Tuesday, September 29, 1998 (the "Expiration Date"). The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer or that the Exchange Offer otherwise will be extended. During any extension of the Exchange Offer, all Special Preferred Stock previously tendered pursuant thereto and not converted or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw his Special Preferred Stock prior to the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders." Under no circumstances will interest on the Tender Offer Consideration be paid by the Company by reason of any such extension.

      The Company also expressly reserves the right, subject to applicable law, to delay acceptance for the exchange of any Special Preferred Stock or, regardless of whether such shares of Special Preferred Stock were theretofore accepted for exchange, to delay the exchange of any Special Preferred Stock pursuant to the Exchange Offer or to terminate the Exchange Offer and not accept for exchange any Special Preferred Stock, if any of the conditions to the Exchange Offer specified herein fail to be satisfied, by giving oral or written notice of such delay or termination to the Exchange Agent. The reservation by the Company of the right to delay the exchange or acceptance for exchange of Special Preferred Stock is subject to the provisions of Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Special Preferred Stock deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

      Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise

                                                        EXHIBIT 99.(a)(1)


communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

      If the Company increases or decreases the Tender Offer Consideration or decreases the amount of Special Preferred Stock sought in the Exchange Offer, the Exchange Offer will remain open at least 10 business days from the date that the Company first publishes, sends or gives notice, by public announcement or otherwise, of such increase or decrease. The Company has no current intention to increase or decrease the Tender Offer Consideration currently offered or the amount of Special Preferred Stock sought to be purchased.

      If the Company materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, the Company will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer (other than a change in consideration offered or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given.

Procedures for Tendering

      For a holder validly to tender Special Preferred Stock pursuant to the Exchange Offer, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange Agent prior to the Expiration Date at one of the addresses set forth on the back cover page of this Exchange Offer. In addition, the Exchange Agent must receive either certificates for tendered Special Preferred Stock at any of such addresses or such Special Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described below and a configuration of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. A holder who desires to tender Special Preferred Stock and who cannot comply with the procedures set forth herein for tender on a timely basis or whose shares of Special Preferred Stock are not immediately available must comply with the procedures for guaranteed delivery set forth below. Letters of Transmittal, certificates representing Special Preferred Stock and confirmations of book-entry transfer should be sent only to the Exchange Agent, and not to the Company.

Delivery of Letters of Transmittal

      If the certificates for Special Preferred Stock are registered in the name of a person other than the signer of the Letter of Transmittal relating thereto, then to tender such Special Preferred Stock pursuant to the Exchange Offer, the certificates evidencing such Special Preferred Stock must be endorsed or accompanied by appropriate stock powers signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as provided below.

      Any beneficial owner whose shares of Special Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Special Preferred Stock should contact such registered holder promptly and instruct such registered holder to

                                                       EXHIBIT 99.(a)(1)


tender the Special Preferred Stock on such beneficial owner's behalf. If any beneficial owner wishes to tender Special Preferred Stock himself, that beneficial owner must, prior to completing and executing the Letter of Transmittal and, where applicable, delivering his Special Preferred Stock, either make appropriate arrangements to register ownership of the Special Preferred Stock in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take a considerable amount of time.

      The method of delivery of Special Preferred Stock, Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder tendering the Special Preferred Stock. If delivery is to be made by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to that date and time.

Book-Entry Transfer

      Promptly after the commencement of the Exchange Offer, the Exchange Agent will seek to establish a new account or utilize an existing account with respect to the Special Preferred Stock at The Depository Trust Company (the "Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of Special Preferred Stock may make book-entry delivery of such Special Preferred Stock by causing the Book-Entry Transfer Facility to transfer such Special Preferred Stock into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Special Preferred Stock may be effected through book-entry transfer at a Book-Entry Transfer Facility, the applicable Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, with any required signature guarantees and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth on the back cover page of this Exchange Offer on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

Signature Guarantees

      Signatures on the Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States or by any other company having an office or correspondent in the United States or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being an "Eligible Institution") unless (a) the Letter of Transmittal is signed by the registered holder of the Special Preferred Stock tendered therewith (or by a participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of such Special Preferred Stock) and neither the "Special Issuing and Delivery Instructions" box nor the "Special Delivery Instructions" box of the Letter of Transmittal is completed, or (b) such shares of Special Preferred Stock are tendered for the account of an Eligible Institution.

Guaranteed Delivery

      If a holder desires to tender Special Preferred Stock pursuant to the Exchange Offer and (i) certificates representing such Special Preferred Stock are not immediately available, (ii) time will not permit such holder's Letter of Transmittal, certificates evidencing such Special Preferred Stock or other required documents to reach the Exchange Agent prior to the Expiration Date or
(iii) such holder cannot

                                                      EXHIBIT 99.(a)(1)


complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected if all the following are complied with:

            (a)   such tender is made by or through an Eligible Institution;

            (b) on or prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution, at the address of the Exchange Agent set forth on the back cover page of this Exchange Offer, a properly completed and validly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) in substantially the form accompanying this Exchange Offer, setting forth the name and address of the registered holder and the principal amount of Special Preferred Stock being tendered and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq National Market System trading days after the date of the Notice of Guaranteed Delivery, the Letter of Transmittal validly executed (or a facsimile thereof), together with certificates evidencing the Special Preferred Stock (or confirmation of book-entry transfer of such Special Preferred Stock into the Exchange Agent's account with a transfer of such Special Preferred Stock into the Exchange Agent's account with a Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal and the instructions thereto, will be deposited by such Eligible Institution with the Exchange Agent; and

            (c) such Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, together with certificates evidencing all physically delivered Special Preferred Stock in proper form for transfer (or confirmation of book-entry transfer of such Special Preferred Stock into the Exchange Agent's account with a Book-Entry Transfer Facility) and any other required documents are received by the Exchange Agent within three Nasdaq National Market System trading days after the date of such Notice of Guaranteed Delivery.

Lost or Missing Certificates

      If a holder desires to tender Special Preferred Stock pursuant to the Exchange Offer but the certificates evidencing such Special Preferred Stock have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Exchange Agent at the address or telephone number listed on the back cover of this Exchange Offer about procedures for obtaining replacement certificates for such Special Preferred Stock or arranging for indemnification or any other matter that requires handling by the Exchange Agent.

Other Matters

      Notwithstanding any other provision of the Exchange Offer, delivery of the Tender Offer Consideration for Special Preferred Stock tendered and accepted pursuant to the Exchange Offer will occur only after timely receipt by the Exchange Agent of such Special Preferred Stock (or confirmation of book-entry transfer of such Special Preferred Stock into the Exchange Agent's account with a Book-Entry Transfer Facility), together with properly completed and validly executed Letters of Transmittal (or a facsimile thereof) and any other required documents.

      Tenders of Special Preferred Stock pursuant to any of the procedures described above and acceptance thereof by the Company will constitute a binding agreement between the Company and the tendering holder upon the terms and subject to the conditions of the Exchange Offer.

      All questions as to the form of all documents, the validity (including time of receipt) and acceptance of tenders of the Special Preferred Stock will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent

                                                        EXHIBIT 99.(a)(1)


tenders of Special Preferred Stock will not be considered valid. The Company reserves the absolute right to reject any or all tenders of Special Preferred Stock that are not in proper form or the acceptance of which, in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Special Preferred Stock. If the Company waives its right to reject a defective tender of Special Preferred Stock, the holder will be entitled to the Tender Offer Consideration. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Special Preferred Stock must be cured within such time as the Company determines, unless waived by the Company. Tenders of Special Preferred Stock shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Special Preferred Stock, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders


      Tenders of Special Preferred Stock may be withdrawn at any time until the Expiration Date. Thereafter, such tenders are irrevocable except to the extent they are not accepted for payment on or prior to 40 business days after the commencement of the Exchange Offer on August 31 1998. Any tenders of Special Preferred Stock not accepted for payment on or prior to such time may be withdrawn. Holders who wish to exercise their right of withdrawal with respect to a tender of Special Preferred Stock pursuant to the Exchange Offer must give written notice of withdrawal, delivered by mail or hand delivery or facsimile transmission, to the Exchange Agent at one of its addresses set forth on the back cover page of this Exchange Offer prior to the Expiration Date or at such other time as otherwise provided for herein. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Special Preferred Stock to be withdrawn (the "Depositor"), the name in which the shares of Special Preferred Stock are registered, if different from that of the Depositor, and the number of shares of the Special Preferred Stock to be withdrawn. If tendered shares of Special Preferred Stock to be withdrawn have been delivered or identified through confirmation of book-entry transfer to the Exchange Agent, the notice of withdrawal also must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Special Preferred Stock. The notice of withdrawal must be signed by the registered holder of such Special Preferred Stock in the same manner as the applicable Letter of Transmittal (including any required signature guarantees), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Special Preferred Stock. Withdrawals of tenders of Special Preferred Stock may not be rescinded, and any Special Preferred Stock withdrawn will be deemed not validly tendered thereafter for purposes of the Exchange Offer. However, properly withdrawn Special Preferred Stock may be tendered again at any time prior to the Expiration Date by following the procedures for tendering not previously tendered Special Preferred Stock described elsewhere herein.


      All questions as to the form and validity (including time of receipt) of any withdrawal of tendered Special Preferred Stock will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any withdrawal of tendered Special Preferred Stock or will incur any liability for failure to give any such notification.

      If the Company is delayed in its acceptance for exchange and payment for any Special Preferred Stock or is unable to accept for exchange or exchange any Special Preferred Stock pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered Special Preferred Stock may be retained by the Exchange Agent on behalf of the Company and may not be withdrawn (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that the issuer making

                                                      EXHIBIT 99.(a)(1)


the tender offer pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of a tender offer), except as otherwise permitted hereby.

Acceptance of Special Preferred Stock; Delivery of Tender Offer Consideration

      The acceptance of shares of the Special Preferred Stock validly tendered and not withdrawn will be made as promptly as practicable after the Expiration Date. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Special Preferred Stock if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Such notice of acceptance shall constitute a binding contract between the Company and the tendering holder pursuant to which the Company will be obligated to pay the Tender Offer Consideration for the tendered Special Preferred Stock, and upon such notice of acceptance the tendered Special Preferred Stock will be canceled and will cease to be treated as outstanding securities of the Company. Subject to the terms and conditions of the Exchange Offer, delivery of New Preferred Stock in respect of Special Preferred Stock accepted and exchanged pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders of Special Preferred Stock for the purposes of receiving New Preferred Stock from the Company and transmitting the New Preferred Stock to the tendering holders. Tendered Special Preferred Stock not accepted for exchange by the Company, if any, will be returned without expense to the tendering holder of such Special Preferred Stock (or, in the case of Special Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, such Special Preferred Stock will be credited to an account maintained at a Book-Entry Transfer Facility) as promptly as practicable following the Expiration Date.

Fees and Expenses

      The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile transmission, telephone or in person by officers and regular employees of the Company and their affiliates. The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Exchange Offer material to the beneficial owners of the Special Preferred Stock, and in handling and forwarding tenders to the Exchange Agent.

      The Company has not retained any dealer manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting tenders for the Exchange Offer.

      The Company estimates that expenses of making the Exchange Offer, including the fees and expenses of the Exchange Agent (approximately $2,500), printing and mailing costs (approximately $5,000), filing fees (approximately $3,600), legal fees (approximately $25,000), and accounting fees (approximately $10,000), will total approximately $46,100. Such expenses will be paid from the Company's general working capital.

Exchange Agent

      American Stock Transfer & Trust Company has been appointed Exchange Agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to one of its addresses set forth on the back cover page of this Exchange Offer. Requests for assistance or additional copies of this Exchange Offer and the Letter of Transmittal should be directed to the Company at its address and phone number as set forth on the back cover page of this Exchange Offer. The Company has agreed to pay the Exchange Agent customary fees for its services and to reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company also

                                                      EXHIBIT 99.(a)(1)


has agreed to indemnify the Exchange Agent for certain liabilities, including liabilities under the federal securities laws.

Appraisal Rights

      No appraisal or similar statutory rights are available to beneficial owners of Special Preferred Stock in connection with the Exchange Offer.

      Although holders of Special Preferred Stock have the right not to exchange their shares of Special Preferred Stock in the Exchange Offer, no additional rights exist in connection with this transaction.

Miscellaneous

      The Company has not retained any dealer manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting tenders of Special Preferred Stock. However, directors, officers and regular employees of the Company (who will not be separately compensated for such services) may solicit tenders by use of the mails, personally or by telephone, facsimile or similar means of electronic transmission. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this Exchange Offer and related documents to the beneficial owners of the Special Preferred Stocks and in handling or forwarding tenders of Special Preferred Stocks by their customers.

                          FINANCIAL INFORMATION

FirstCity Selected Historical Financial Data

      Reference is made to the information contained in Item 6 of the Company 10-K and Item II of the Company 10-Q, copies of which are attached hereto as Appendix A and Appendix B, respectively.

                                                       EXHIBIT 99.(a)(1)



Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends

      The following table sets forth the Company's and its consolidated subsidiaries' ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends, and the figures used to calculate such ratios, for the periods indicated.


                                Six Months ended                         Year Ended December 31,
                                    June 30,
                             -----------------------  --------------------------------------------------------------
                               1998         1997         1997          1996       1995        1994          1993
                             ----------   ----------  ------------  -----------  --------   ----------   -----------
                                                             (Dollars in thousands)
Earnings available to cover
         fixed charges:
Net earnings before
         minority interest,
         preferred
         dividends and
         income taxes.......   $12,038      $14,238       $20,300      $25,380   $16,444       $8,216       $10,189
Undistributed earnings of
         less than fifty
         percent owned
         subsidiaries.......   (1,374)            -             -            -         -            -             -
Interest charges............    30,720       10,071        37,528       19,499     8,629        5,213         3,030
Interest charges on
subordinated debt...........         -            -             -        3,892     4,721            -             -
Proportionate share of
         interest charges
         of fifty percent
         owned subsidiaries.     1,896        3,308         5,330       11,033    13,517       11,272         4,789
                             ----------   ----------  ------------  -----------  --------   ----------   -----------
         Earnings available
                  to cover
                  fixed
                  charges...   $43,280      $27,617       $63,158      $59,084   $43,311      $24,701       $18,008
                             ==========   ==========  ============  ===========  ========   ==========   ===========

Fixed charges:
Interest charges............    30,720       10,071        37,528       19,499     8,629        5,213         3,030
Interest charges on
subordinated debt...........         -            -             -        3,892     4,721            -             -
Proportionate share of
         interest charges
         of fifty percent
         owned subsidiaries.     1,896        3,308         5,330       11,033    13,517       11,272         4,789
                             ----------   ----------  ------------  -----------  --------   ----------   -----------
         Total fixed charges   $32,616      $13,379       $42,858      $34,424   $26,867      $16,485        $7,819
                             ==========   ==========  ============  ===========  ========   ==========   ===========

Ratio of earnings to fixed
charges.....................     1.33x        2.06x         1.47x        1.74x     1.61x        1.50x         2.30x

Preferred dividends.........     3,030        3,174         6,203        7,709     3,876            -             -
                             ----------   ----------  ------------  -----------  --------   ----------   -----------
Fixed charges combined with                 $16,553       $49,061      $42,133   $30,743      $16,485        $7,819
         preferred dividends   $35,646
                             ==========   ==========  ============  ===========  ========   ==========   ===========

Ratio of earnings to fixed
         charges combined
         with preferred
         dividends..........     1.21x        1.67x         1.29x        1.42x     1.41x        1.50x         2.30x


      For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, "earnings" consists of income from continuing operations before federal income taxes and fixed charges, less undistributed income of less than fifty-percent-owned entities. "Fixed charges" consists of interest expense.

                                                        EXHIBIT 99.(a)(1)


Book Value

      The book value per share of the Company's Common Stock as of June 30, 1998 was $20.82 and as of December 31, 1997 was $17.28.

                                CAPITALIZATION

      The following table sets forth the total capitalization of the Company (i) as of June 30, 1998, (ii) pro forma to reflect the conversion of 500,000 shares of Special Preferred Stock into New Preferred Stock and (iii) pro forma to reflect the conversion of all the outstanding shares of Special Preferred Stock (849,777 as of June 30, 1998) into New Preferred Stock. The pro forma information should be read in conjunction with the historical financial statements of FirstCity and the related notes thereto. The pro forma information is not necessarily indicative of the results of operations or financial position that would have resulted had the proposed conversion of special preferred stock been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                                                              As of June 30, 1998
                                               ----------------------------------------------
                                                (Amounts in thousands except per share data)

                                                                     Pro forma     Pro forma
                                                   Actual              with         with all
                                                   ------             500,000        shares
                                                                      shares       converting
                                                                    converting     ----------
                                                                    ----------
      Liabilities:
          Notes payable                       $     1,227,966 $     1,227,966 $     1,227,966
                                              --------------- --------------- ---------------
      Special preferred stock, including               18,515           7,621               _
          dividends of $669, $275 and $0,
          respectively (nominal stated value
          of $21 per share; 2,500,000 shares
          authorized; issued and
          outstanding: 849,777 and 349,777
          and 0, respectively)

      Adjusting rate preferred stock, including
          dividends of $846, $1,240 and $1,515,
          respectively (par value $.01 per share;
          2,000,000 shares authorized; 1,073,704,
          1,573,704 and 1,923,481 shares issued
          and outstanding, respectively)               23,393          34,287          41,908

      Shareholders' equity:
          Paid in capital                                  83              83              83
          Retained earnings                            78,091          78,091          78,091
          Common stock (par value $.01 per             93,827          93,827          93,827
                                              --------------- --------------- ---------------
              share; 100,000,000 shares
              authorized; issued and
              outstanding: 8,260,582)

          Total shareholders' equity:                 172,001         172,001         172,001
                                              --------------- --------------- ---------------

          Total capitalization:               $     1,441,875 $     1,441,875 $     1,441,875
                                              =============== =============== ===============


                                                         EXHIBIT 99.(a)(1)


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

      See Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company 10-K, which is attached hereto as Appendix A, and Item 2 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company 10-Q, a copy of which is attached hereto as Appendix B.

                              MARKET INFORMATION

      Both the Special Preferred Stock and the New Preferred Stock are listed and traded on the Nasdaq National Market System. The following tables set forth for the calendar periods indicated the high and low per share sale prices of Special Preferred Stock and the New Preferred Stock as reported thereon.

                            SPECIAL PREFERRED STOCK
                                                                      DIVIDENDS
QUARTER ENDED                        HIGH             LOW               PAID
1996
      September 30.............  $   26.50      $    25.31       $       --
      December 31..............      26.50           22.00            3.92 (1)
1997
      March 31.................      23.88           22.88              .7875
      June 30..................      24.38           22.88              .7875
      September 30 ............      24.00           21.88              .7875
      December 31..............      23.00           21.88              .7875
1998
      March 31.................      22.88           21.88              .7875
      June 30 .................      22.38           21.13              .7875

--------------------
(1)   Accrued dividend from July 3, 1995 through September 30, 1996.


                              NEW PREFERRED STOCK
                                                                      DIVIDENDS
QUARTER ENDED                             HIGH             LOW          PAID
1997
      September 30 (2).........  $       23.50  $         22.00  $       --
      December 31 .............          23.00            21.00         .7875
1998
      March 31.................          23.25            21.75         .7875
      June 30..................          23.88            21.50         .7875

                                                       EXHIBIT 99.(a)(1)


--------------------

(2) Beginning August 13, 1997.


      On August 27, 1998, the last full day of trading prior to the public announcement of the Exchange Offer, the closing per share sale price of Special Preferred Stock as reported on Nasdaq was $20.94 per share, and the closing per share sale price of the New Preferred Stock was $21.50 per share.

                    DESCRIPTION OF THE OUTSTANDING CAPITAL
                             STOCK OF THE COMPANY

FirstCity Common Stock

      The holders of shares of FirstCity Common Stock are entitled to one vote for each share on all matters submitted to a vote of common stockholders. Except as otherwise provided by law or by the Certificate of Incorporation (including all limited rights of holders of FirstCity Special Preferred Stock to vote on certain matters under certain circumstances as described below under the caption "FirstCity Special Preferred Stock") or by the By-Laws of FirstCity, the holders of shares of FirstCity Common Stock exclusively possess the voting power for the election of directors of FirstCity and for all other purposes. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws of FirstCity, the vote of the holders of at least a majority of the outstanding shares of FirstCity Common Stock who are present, in person or by proxy, at a meeting at which a quorum is present is required to take action. There is no provision in the Certificate of Incorporation for cumulative voting with respect to the election of directors of FirstCity. Directors of FirstCity are elected by a plurality of the votes of the shares entitled to vote in the election of directors. Each share of FirstCity Common Stock is entitled to participate equally in dividends, when, as and if declared by the board of directors of FirstCity, and in the distribution of net assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of FirstCity, subject in all cases to any prior rights of outstanding shares of preferred stock of FirstCity. The shares of FirstCity Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions and are not subject to calls, assessments or rights of redemption by FirstCity.

      As set forth in the Certificate of Incorporation, subject to certain limited exceptions (including the prior approval of the board of directors of FirstCity), during the period (the "Restricted Transfer Period") beginning on the Effective Date and ending on the earlier of (1) the expiration of 15 years after the Effective Date and (2) the first day of the taxable year of FirstCity to which no Tax Benefits (as such term is defined below) may be carried forward by the Registrant, the shares of FirstCity Common Stock may not be sold or otherwise transferred to any transferee (including a group acting in concert) who directly or indirectly owns 4.75% or more of the outstanding shares of the FirstCity Common Stock or any other class of securities of FirstCity similarly restricted or, after giving effect to the sale or transfer, would directly or indirectly own more than 4.75% of the outstanding shares of the FirstCity Common Stock or any other class of securities of FirstCity similarly restricted. Similarly, during the Restricted Transfer Period, any transfer of shares of FirstCity Common Stock by a transferor who directly or indirectly owns 5% or more of the outstanding shares of the FirstCity Common Stock or any other class of securities of FirstCity similarly restricted is prohibited. "Tax Benefits" is defined under the Plan as net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax carryovers, foreign tax credit carryovers and any net unrealized built-in losses.

Special Preferred Stock

      Prior to the third anniversary of the Effective Date (such third anniversary, the "Determination Date"), the holders of shares of FirstCity Special Preferred Stock are entitled to receive, when, as and if declared by FirstCity's board of directors, out of funds legally available for the payment of dividends, cumulative quarterly cash dividends at the annual rate of $3.15 per share on each Dividend Payment Date (as such term is defined in the Plan); provided, however, that if FirstCity is required to disburse any funds to the Federal Deposit Insurance

                                                      EXHIBIT 99.(a)(1)


Corporation ("FDIC") pursuant to the FDIC Note (as such term is defined below), no such dividends may be declared by the board of directors until the Determination Date; provided, further, however, that if at any time, in the judgment of the board of directors, there would be after the payment of a dividend on the FirstCity Special Preferred Stock insufficient Determination Value (as such term is defined below) estimated to be available on the Determination Date attributable to the Trust to satisfy the then outstanding or estimated claims to be payable from the Trust (other than in respect of the Special Preferred Stock), the board of directors must suspend the declaration of any further dividends on the Special Preferred Stock until there is sufficient cash available to pay such outstanding or estimated claims. Subject to the legal availability of funds and the provisos in the foregoing sentence, dividends in respect of the Special Preferred Stock are payable in arrears in equal quarterly payments commencing on the earliest of the last day of March, June, September, and December ("Dividend Payment Date") following the Effective Date. Such dividends will be paid to the holders of record at the close of business on the date specified by the board of directors of FirstCity at the time such dividend is declared; provided, however, that such date may not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date. Each of such quarterly dividends shall be fully cumulative and accrue (whether or not declared), without interest, from the first day of the quarter in which such dividend may be payable as herein provided, except that with respect to the first Dividend Payment Date, dividends accrue from the Effective Date.

      The holders of shares of Special Preferred Stock are entitled to receive the nominal stated value of the Special Preferred Stock plus accrued and unpaid dividends upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of FirstCity; provided, however, that the holders of shares of Special Preferred Stock shall not receive, upon any such liquidation, dissolution or winding up, an amount per share of Special Preferred Stock in excess of (1) the aggregate amounts, if any, distributed to and received by or distributable to FirstCity for the payment of dividends or other amounts on the Special Preferred Stock pursuant to Section 7.2 of the Trust Agreement, divided by (2) the aggregate number of shares of Special Preferred Stock.

      Neither FirstCity nor the holders of shares of Special Preferred Stock have the unilateral option to redeem such shares by the express terms thereof (but FirstCity must redeem each outstanding share of Special Preferred Stock as set forth in the immediately succeeding sentence). The Company must redeem each outstanding share of Special Preferred Stock for the Determination Value (as such term is defined in the Plan) on the Determination Date, and the Special Preferred Stock is not exchangeable by the express terms thereof at the option of either the holder or First City prior to such date into any other capital stock authorized by FirstCity that is senior to FirstCity Common Stock as to payment of dividends, liquidation preferences, voting rights, or terms of redemption.

      The holders of shares of Special Preferred Stock have no voting rights except as described below or as otherwise provided by law. If dividends on the Special Preferred Stock declared by FirstCity's board of directors are in arrears and unpaid in an amount equal to six consecutive full quarterly dividend periods, the number of directors constituting such board of directors will be increased by two and the holders of shares of the Special Preferred Stock will have the exclusive right, voting separately as a class, to elect the directors of FirstCity to fill such newly-created directorships. Such voting right will continue until such time as all accrued and unpaid dividends accumulated on the Special Preferred Stock have been paid in full or declared and set apart for payment, at which time such voting right will terminate, subject to revesting in the event of any subsequent failure of FirstCity of the character described above. The term of office of all directors so elected will terminate immediately upon the termination of such voting rights. In addition, if the holder of the Class A Certificate representing the Class A interest in the Trust, in its capacity as such, proposes to remove the Liquidating Trustee, the holders of shares of the Special Preferred Stock will have the exclusive right, voting separately as a class, to approve or disapprove such removal and to select a replacement Liquidating Trustee following such removal (and no such removal or appointment of a replacement Liquidating Trustee may occur without such approval). The affirmative vote (or written consent) of the holders of at least two-thirds of the then outstanding shares of Special Preferred Stock will constitute the act of the holders of the Special Preferred Stock with respect to any such proposed removal or appointment of a replacement Liquidating Trustee. In exercising the voting rights described in this paragraph, each share of Special Preferred Stock will have one vote per share.

                                                      EXHIBIT 99.(a)(1)



New Preferred Stock

      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Registrant, holders of the New Preferred Stock are entitled to receive $21.00 per share plus any accrued and unpaid dividends before any distribution is made on the Common Stock, or on any other shares of capital stock ranking junior to the New Preferred Stock. After provision for the preferential amounts to which the New Preferred Stock and other series of preferred stock of the Registrant are entitled, the holder of any shares of capital stock ranking junior to the New Preferred Stock are entitled to receive the remaining assets according to their respective rights. The dividend and liquidation rights of the New Preferred Stock are senior to those of the other series of preferred stock of the Registrant except the Special Preferred Stock. If the assets of the Registrant are not sufficient to pay in full the liquidation preference payable to the holders of New Preferred Stock and other series of preferred stock of the Registrant, each will share ratably in such distribution of assets. A consolidation or merger of the Registrant with another entity will not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the Registrant.

      Dividends on the New Preferred Stock initially accrue quarterly at an annual rate of $3.15 per share reducing to an annual rate of $2.10 per share on October 1, 1998, and are cumulative. Dividends are payable by the Registrant, when, as and if declared by its Board of Directors, out of funds legally available therefor in equal quarterly payments on the last business day of March, June, September and December (each of such dates being a "dividend payment date") in each year with respect to the quarter ending on the last day of the month in which payment is made, commencing on the last business day of the first full quarter following the date of first issuance of the New Preferred Stock (the "Issuance Date"). Such payment of dividends will be in preference to dividends on any shares of capital stock ranking junior to the New Preferred Stock.

      The shares of New Preferred Stock have no preemptive or conversion rights, nor any sinking fund provisions. The New Preferred Stock is not subject to any calls or assessments of the Registrant until September 30, 2003.

      There are no restrictions on the repurchase or redemption of shares of New Preferred Stock by the Registrant as a result of any arrearage in the payment of dividends.

      The holders of the New Preferred Stock have no voting rights except as otherwise provided by law and as set forth in the Registrant's Certificate of Incorporation, except that the holders of New Preferred Stock, voting as a single class shall have the right to elect two directors if (a) dividends shall be in arrears in an aggregate amount equal to six quarterly dividends on all shares of preferred stock and (b) in certain other circumstances in which their existing rights as holders of preferred stock are affected. In any such vote, holders of the New Preferred Stock will be entitled to one vote for each such share.

      There is no provision in the Certificate of Incorporation for cumulative voting with respect to the election of directors of the Registrant.

      The New Preferred Stock may not be redeemed optionally by the Registrant prior to September 30, 2003. Thereafter, the New Preferred Stock may be redeemed, in whole or in part, at the option of the Registrant, at $21.00 per share, together with accrued and unpaid dividends. The Registrant will be required to redeem all outstanding shares of New Preferred Stock at $21.00 per share, together with accrued and unpaid dividends, on or before September 30, 2005. In the event that fewer than all the outstanding shares of New Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors and the shares to be redeemed will be determined by lot or pro rata as may be determined by the Board of Directors. Notice of redemption will be given by first class mail, postage prepaid, at least 30 days but no more than 60 days before the redemption date to each holder of record of the shares of New Preferred Stock to be redeemed, at the address of such holder shown on the books of the Registrant. On and after the redemption date, dividends will cease to accrue on shares of New Preferred Stock called for redemption and all rights of holders of such shares will

                                                        EXHIBIT 99.(a)(1)


terminate, except the right to receive the redemption price (unless the Registrant defaults in the payment of the redemption price).

                            BUSINESS OF THE COMPANY


      See the information contained in Item 1--"Business", Item 2--"Properties" and Item 3--"Legal Proceedings" in the Company 10-K, a copy of which is attached hereto as Appendix A, and in the Company 10-Q, a copy of which is attached hereto as Appendix B, and in the Company's Current Report on Form 8-K filed with the Commission on August 28, 1998, a copy of which is attached hereto as Appendix E, and in the Company's Current Report on Form 8-K filed with the Commission on September 11, 1998, a copy of which is attached hereto as Appendix F.
                            MANAGEMENT OF FIRSTCITY


      For information with respect to the directors and executive officers of the Company, see Item 10--"Directors and Executive Officers of FirstCity," Item 11--"Executive Compensation" and Item 13--"Certain Relationships and Related Transactions" in the Company 10-K, a copy of which is attached hereto as Appendix A, and the information contained in the Company's Current Report on Form 8-K filed with the Commission on August 28, 1998, a copy of which is attached hereto as Appendix E.

                      PRINCIPAL STOCKHOLDERS OF FIRSTCITY

      For information with respect to principal stockholders of FirstCity see
Item 12--"Security Ownership of Certain Beneficial Owners and Management" in the Company 10-K, a copy of which is attached hereto as Appendix A.

                                 LEGAL MATTERS


      Certain tax matters with respect to the Exchange Offer have been passed upon for the Company by Weil, Gotshal & Manges LLP, Houston, Texas.

                                                                      APPENDIX F



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)        September 9, 1998
                                                --------------------------------


                         FIRSTCITY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


    Delaware                         1-7614                       76-0243729
--------------------------------------------------------------------------------
(State or Other              (Commission File Number)           (IRS Employer
  Jurisdiction                                               Identification No.)
of Incorporation)


6400 Imperial Drive, Waco, TX                                          76712
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                            (Zip Code)


Registrant's telephone number, including area code         (254) 751-1750
                                                    ----------------------------







HOFS02...:\92\54892\0010\1612\FRM4298L.08A

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.     OTHER EVENTS

            Press Release of September 9, 1998.

ITEM 7.     EXHIBITS



 Exhibit number    Description
 --------------    -----------

      99.1         Press Release of September 9, 1998

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                              FIRSTCITY FINANCIAL CORPORATION

                              By: /s/ Gary H. Miller
                                  ----------------------------------------------
                              Name: Gary H. Miller
                              Title: Senior Vice President and Chief Financial
                                      Officer

Date:  September 11, 1998

                                  EXHIBIT INDEX


 Exhibit number    Description
 --------------    -----------

      99.1         Press Release of September 9, 1998

--------------------------------------------------------------------------------
                              N E W S R E L E A S E
--------------------------------------------------------------------------------

                                                           FIRSTCITY
                                                           FINANCIAL CORPORATION


contact:Suzy W. Taylor
        (713) 652-1810

         FIRSTCITY ANNOUNCES ANTICIPATED EFFECTS OF LOWER INTEREST RATES

         HOUSTON, TEXAS, SEPTEMBER 9, 1998... FirstCity Financial Corporation today announced that, as a result of a review of the carrying value of its mortgage servicing rights precipitated by the recent drop in mortgage interest rates, the company anticipates that a substantial additional provision to increase its allowance for servicing rights valuation will be required in the third quarter. The required provision will be determined based upon market conditions at the end of the third quarter. However, based upon the company's assessment of the current interest rate environment, it expects the provision to be in the range of from $10 to $14 million. The additional provision will be required to reflect the increasing likelihood that the company will experience increased prepayment speeds in its owned residential servicing portfolio in the current rate environment. At June 30, 1998, FirstCity reflected $125 million of mortgage servicing rights. Robust mortgage originations have increased this total to $151 million as of August 31, 1998, before considering the valuation allowance.

         While the interest rate environment has negative implications on the mortgage servicing right asset, the Company noted that a lower interest rate environment is a key driver to increased production levels within its mortgage business and to its activities in its other businesses. As previously announced, the Company intends to reduce its overall investment in mortgage servicing rights through a bulk sale of approximately $3 billion of such servicing rights which is expected to close in the fourth quarter. Thereafter, the Company intends to sell a substantial portion of its currently produced servicing rights in the bulk markets on a periodic basis.

         Separately, the company announced that it has decided not to proceed with a proposed public offering of cumulative preferred stock, and that it will consider other funding alternatives. A prospectus supplement relating to such offering was filed with the Securities and Exchange Commission on July 29, 1998 under the Company's outstanding "universal shelf" registration statement.

         This press release contains forward-looking statements that are dependent upon a number of uncertainties that could cause the actual results to differ materially from those implied, projected or predicted in the forward-looking statements. When any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "project," "anticipate" and similar expressions identify forward-looking statements.

         FirstCity is a diversified financial services company with operations dedicated to mortgage lending, portfolio asset acquisition and resolution and consumer lending through over 90 offices in the US and with affiliate organizations in Europe and Mexico. Its common (FCFC) and preferred (FCFCP and FCFCO) stocks are listed on the NASDAQ National Market System